Exhibit 10.2

Execution

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CONCENTRA GROUP HOLDINGS, LLC

Dated as of
June 1, 2015

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CONCENTRA GROUP HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”) is made and entered into as of June 1, 2015, by and among Concentra Group Holdings, LLC, a Delaware limited liability company (the “Company”), and each of the individuals and entities from time to time named on Schedule I hereto, each as Members of the Company, and is joined in by Select Medical Holdings Corporation, a Delaware corporation (“Select Holdings”), solely for the purposes of Sections 4.5 and 9.3(d) hereof.

RECITALS

WHEREAS, on March 22, 2015, MJ Acquisition Corporation, a Delaware corporation (“Buyer”), Humana Inc., a Delaware corporation (“Humana”), and Concentra Inc., a Delaware corporation (“Concentra”), entered into a Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, Buyer is acquiring from Humana all of the issued and outstanding capital stock of Concentra (the “Acquisition” and, together with the other transactions to be consummated in connection therewith, the “Transactions”), with Concentra becoming an indirect wholly owned Subsidiary of Buyer;

WHEREAS, Concentra delivers occupational medicine, urgent care, physical therapy, and wellness services to employees and the general public through its operation of medical centers and worksite medical facilities, which facilities will hereafter also be considered owned and operated by SEM for purposes of the Indenture dated as of May 28, 2013 between SEM and US Bank, National Association;

WHEREAS, WCAS and SEM entered into a Limited Liability Company Agreement of the Company dated May 8, 2015 (the “Original Agreement”);

WHEREAS, in connection with the Transactions, on the date hereof, the Company and each Member that is party to this Agreement on the date hereof entered into a Subscription Agreement (the “Subscription Agreement”), pursuant to which such Members are acquiring certain Class A Interests;

WHEREAS, the parties hereto desire to provide for certain matters relating to the Company, the Company Interests and any securities directly or indirectly convertible into or exercisable or exchangeable for Company Interests (“Options or Convertible Securities”) that are from time to time held by the Members; and

WHEREAS, the parties desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety and admit certain additional Members.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENTS

ARTICLE I
DEFINED TERMS

1.1.         Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq, as the same may hereafter be amended or supplemented from time to time and any successor thereto.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person; provided, that officers, directors or employees of the Company or any of its Subsidiaries will not be deemed to be Affiliates of any Member solely by reason of being officers, directors or employees of the Company or any of its Subsidiaries; provided, further, that, for purposes of the definition of Third Party contained in Section 9.2(a), no portfolio company of WCAS or Cressey (or of any other investment fund under common Control with WCAS or Cressey) shall be deemed to be an Affiliate of the Company, WCAS or Cressey unless at least a majority of the outstanding voting securities of such portfolio company are at the time owned by WCAS or Cressey or such other investment fund.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Percentage” means, with respect to any Put Exercise, the quotient obtained by dividing (i) the number of Company Interests that WCAS elects to sell to SEM in connection with such Put Exercise by (ii) WCAS’s Put Cap.

“Board” means the Board of Directors of the Company.

“Board Approval” shall have the meaning set forth in Section 4.2(h).

“Business Day” means a day other than a day on which commercial banks in New York, New York are authorized or required by law to close.

“Call Price Per Interest” means the quotient obtained by dividing the amount in clause (i) below by the amount in clause (ii) below:

(i)            the Company Equity Value;

(ii)           the number of Fully Diluted Company Interests.

“Call Valuation Request Period” means (i) for the Fiscal Year beginning on January 1, 2020, the later of (x) the 60 day period beginning on the fifth anniversary of the date of this

Agreement and (y) the 60 day period following the delivery of the audited financial statements of the Company for the Fiscal Year ending December 31, 2019 and (ii) for each Fiscal Year beginning on and after January 1, 2021, the 60 day period following the delivery of the audited financial statements of the Company for the immediately preceding Fiscal Year.

“Cash” means, with respect to a specified Person as of a given measuring date, the aggregate amount of all cash and cash equivalents of such Person and its consolidated Subsidiaries as of such measuring date, as determined in accordance with GAAP, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts of any issued but uncleared checks, drafts and wires issued prior to such time.

“Certificate of Formation” means the certificate of formation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified in accordance with the terms thereof and the terms of this Agreement.

“Class A Interest” means a Company Interest having the relative rights, preferences and obligations specified with respect to the Class A Interests set forth in Section 3.1(b) and elsewhere in this Agreement.

“Class A Member” means any Member in its capacity as owner of one or more Class A Interests.

“Class B Interest” means a Company Interest having the relative rights, preferences and obligations specified with respect to the Class B Interests set forth in Section 3.1(b) and elsewhere in this Agreement.

“Class B Member” means any Member in its capacity as owner of one or more Class B Interests.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble hereto.

“Company Business” means the business of owning and operating medical centers and worksite medical facilities that deliver occupational medicine to the employees of third parties through such centers and facilities and that are not generally open to patients other than such employees.

“Company Enterprise Value” means the lesser of (x) the fair market value of the Company and its Subsidiaries (assuming that they were delivered on a debt free, cash free basis) based upon an arm’s-length sale between a willing buyer and a willing seller, without giving effect to minority or illiquidity discount, as determined by the Investment Bank using a precedent transaction analysis based on the precedent transactions set forth on Part I of Exhibit A to this Agreement using multiples of EBITDA, as Exhibit A may be modified from time to time by the mutual agreement of SEM and WCAS in writing, and (y) the amount, without giving effect to any minority or illiquidity discount, equal to the product of (A) the EBITDA multiple set forth on Part II of Exhibit A to this Agreement and (B) the Company’s EBITDA for the period determined in accordance with, and otherwise calculated in accordance with, Section 9.3(e).

“Company Equity Plans” means all option plans, restricted security purchase plans, option agreements, restricted security purchase agreements and other incentive plans and agreements relating to the issuance of Company Equity Securities, including the Grant Agreements.

“Company Equity Securities” means all Company Interests or other equity securities now or hereafter issued by the Company, including all Options or Convertible Securities now or hereafter issued by the Company.

“Company Equity Value” means, as of the date of any purchase or sale pursuant to a Put Exercise, Call Exercise or SEM COC Put Exercise, the amount equal to (1) Company Enterprise Value determined pursuant to Section 9.3(e) with respect to such Put Exercise, Call Exercise or SEM COC Put Exercise, as applicable, minus (2) the Net Debt and Senior Securities of the Company as of the most recent month end prior to such date, plus (3) the exercise price for all in-the-money Options or Convertible Securities outstanding on such date.

“Company Interests” means all Class A Interests and Class B Interests.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Cost” shall have the meaning set forth in Section 9.1(a)(iii).

“Cressey” means Cressey & Company Fund IV LP.

“Cressey Fund” means each of (i) Cressey and (ii) each Member that is a Permitted Transferee of Cressey of the type described in clause (iv)(B) of the definition of Permitted Transferee.

“Cressey Member” means each of (i) Cressey and (ii) each Member that is a Permitted Transferee of Cressey.

“Debt and Senior Securities” means as of a given measuring date and without duplication, all of the Company’s and its consolidated Subsidiaries’ obligations for principal, interest, premiums or other obligations (including prepayment penalties or breakage costs assuming any of the following is repaid or otherwise settled in its entirety on the measuring date) in respect of (a) indebtedness for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, together with all premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith, (c) all obligations for the deferred purchase price of property, goods or services other than accounts payable incurred in the ordinary course of business, (d) all indebtedness created or arising under a conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that are recorded as capital leases in accordance with GAAP, (f) all obligations under acceptance, letters of credit, bankers’ acceptances, surety bonds and similar instruments, in each case, to the extent drawn, (g) amounts required to terminate contractual obligations relating to interest rate protection, swap agreements, collar agreements or similar hedging instruments, (h) guarantees of all indebtedness of a Person of the type referred to in clauses (a) through (g) above, (i) all indebtedness of the type referred to in clauses (a) through (h) above that is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights), even though such Person has not assumed, become liable for or guaranteed the payment of such indebtedness, (j) all Company Equity Securities which are senior to the Class A Interests with respect to dividends or distributions or upon liquidation, (k) amounts with respect to professional liability claims, workers compensation liability claims and employment practices liability claims that are classified and recorded on the financial statements of the Company as a non-current liability, net of any associated receivables or other assets recorded on the financial statements of the Company, in each case as SEM and WCAS mutually agree, and (l) the fees, costs and expenses of the Company incurred in connection with the applicable Put Exercise, Call Exercise or SEM COC Put Exercise (including the fees and expenses of the Investment Bank).

“Director” means any member of the Board elected pursuant to Section 4.1.

“EBITDA” means, for any period, with respect to the Company, (i) the consolidated net income of the Company and its Subsidiaries for such period, plus (ii) without duplication and to the extent deducted in determining such consolidated net income for such period, the sum of (A) consolidated interest expense (net of consolidated interest income) of the Company and its Subsidiaries for such period, (B) consolidated income tax expense of the Company and its Subsidiaries, (C) all amounts attributable to depreciation and amortization expense of the Company and its Subsidiaries for such period and (D) any non-cash charges or non-recurring charges (net of any mutually agreed non-cash income or non-recurring income), as SEM and WCAS mutually agree; in each case (x) as determined in accordance with GAAP and (y) as calculated on a pro forma basis giving effect to any acquisitions or dispositions that were consummated during the applicable twelve month period.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission thereunder, as the same may be amended from time to time.

“Fair Market Value” means the fair market value based upon an arm’s-length sale between a willing buyer and a willing seller.

“Fiscal Year” means (i) the period commencing on the date hereof and ending on December 31, 2015 and (ii) any subsequent 12-month period commencing on January 1 and ending on December 31.

“Fully Diluted Company Interests” means, as of any time, the aggregate number of outstanding Class A Interests, Class B Interests (whether or not vested) and Class B Interests underlying in-the-money Options or Convertible Securities outstanding at such time (whether or not vested).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Grant Agreement” shall mean, with respect to any Class B Member, any agreement pursuant to which the Company has granted the Class B Member his or her Class B Interests or any Options or Convertible Securities.

“Governmental Entity” means any (i) multinational, national, federal, provincial, territorial, state, regional, municipal, local or other governmental or public department, central bank, court, arbitral body, commission, commissioner, tribunal, board, bureau, agency, instrumentality, or stock exchange, domestic or foreign, (ii) any subdivision, agent, commission, board or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agency or organization exercising any regulatory, expropriation or taxing authority.

“Indemnitee” means (i) each of the Directors and (ii) each of the Members, but in each case only in his, her or its capacity as such and not in any other capacity.

“Initial Public Offering” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Investment Bank” means an investment bank chosen in accordance with Section 9.3(e) from the list of investment banks set forth on Exhibit B to this Agreement, as Exhibit B may be modified from time to time by SEM and WCAS in writing.

“Joinder Agreement” means a written instrument in the form of Exhibit C hereto (with such changes thereto as are from time to time reasonably requested by the Company) whereby a Permitted Transferee of Company Equity Securities becomes a party to, and agrees to be bound (to the same extent as its transferor) by, the terms of this Agreement as a “Member” hereunder.

“Liquidator” shall have the meaning set forth in Section 8.2.

“Majority-In-Interest of the Members” means one or more Members who hold in the aggregate more than fifty percent (50%) of the Class A Interests then held by the Class A Members.

“Member” means those Persons listed under the heading “Members” on the signature pages hereto, their permitted successors and assigns who, at the time of reference thereto, are duly admitted as members of the Company, and any other Person who, at the time of reference thereto, is duly admitted as a member of the Company in accordance with this Agreement, each of the foregoing in its capacity as a member of the Company.

“Net Debt and Senior Securities” means, with respect to the Company and its consolidated Subsidiaries, as of a given measuring date, Debt and Senior Securities less Cash.

“Options or Convertible Securities” shall have the meaning set forth in the recitals hereto.

“Permitted Transferee” means (i) in the case of any Member that is not a natural person, any wholly-owned Subsidiary of such Member but only for so long as such Subsidiary is wholly-owned by the Member, (ii) in the case of a Member who is a natural person, such Member’s parents, spouse and lineal descendants and the lineal descendants of such Member’s parents or spouse, or trusts solely for the benefit of, or corporations, limited liability companies or partnerships, the stockholders, members or general or limited partners of which are only such Member or such Member’s parents, spouse or lineal descendants or the lineal descendants of such Member’s parents or spouse (it being agreed that lineal descendants shall be deemed to include children by adoption for purposes of this clause (ii)), (iii) in the case of each WCAS Member, (A) each of the other WCAS Members, (B) any other investment fund under common Control with WCAS, (C) WCAS Management Corporation (or any other entity serving as a management company for WCAS or any investment fund referred to in (A) or (B) of this clause (iii)) and (D) each partner, manager, member, stockholder, officer, director or employee of or consultant to any of the foregoing referred to in clauses (iii)(A), (iii)(B) or (iii)(C), and (iv) in the case of each Cressey Member, (A) each of the other Cressey Members, (B) any other investment fund under common Control with Cressey, (B) any entity serving as a management company for Cressey or any investment fund referred to in (A) or (B) of this clause (iv) and (D) each partner, manager, member, stockholder, officer, director or employee of or consultant to any of the foregoing referred to in clauses (iv)(A), (iv)(B) or (iv)(C).

“Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Public Offering” means the sale of Company Equity Securities to the public pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any similar or successor form) filed under the Securities Act.

“Put Cap” means, with respect to a Class A Member or a Class B Member, a number of Company Interests equal to thirty three and one third percent (33 1/3%) of the number of Company Interests issued to such Member on the date of this Agreement or in connection with the closing of the Transactions (as the same may be adjusted for any limited liability company interest split, limited liability company interest dividend, distribution, combination or reclassification or similar transaction occurring after the date of this Agreement); provided that if any Company Interests issued to a Member on the date of this Agreement or in connection with the closing of the Transactions are thereafter Transferred to another Member, then, for purposes of determining each Member’s Put Cap only, the owner of such Transferred Company Interests on the date of the WCAS Put Exercise Notice or the Additional Put Exercise Notice shall be deemed to have owned such Transferred Company Interests as of the date of this Agreement or in connection with the closing of the Transactions and the Person who owned such Transferred Company Interests on the date of this Agreement or in connection with the closing of the Transactions shall be deemed not to have owned such Transferred Company Interests on the date of this Agreement or in connection with the closing of the Transactions.

“Put Price Per Interest” means the quotient obtained by dividing the amount in clause (i) below by the amount in clause (ii) below:

(i)            the Company Equity Value;

(ii)           the number of Fully Diluted Company Interests.

“Put Valuation Request Period” means (i) for the Fiscal Year beginning on January 1, 2018, the later of (x) the 60 day period beginning on the third anniversary of the date of this Agreement and (y) the 60 day period following the delivery of the audited financial statements of the Company for the Fiscal Year ending December 31, 2017 and (ii) for each Fiscal Year beginning on and after January 1, 2019, the 60 day period following the delivery of the audited financial statements of the Company for the immediately preceding fiscal year.

“Qualified Fund Member” means (i) each WCAS Fund and (ii) each Cressey Fund.

“Qualified Member” means (i) each SEM Member, (ii) each WCAS Member and (iii) each Cressey Member.

“Qualifying SEM Change of Control” means an SEM Change of Control that has not been approved by WCAS in writing prior to the consummation thereof.

“Representatives” shall have the meaning set forth in Section 12.1.

“SEC” means the United States Securities and Exchange Commission or any other successor agency of the federal government administering the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the United States Securities and Exchange Commission thereunder, as the same may be amended from time to time.

“SEM” means Select Medical Corporation, a Delaware corporation.

“SEM Change of Control” means (a) the sale of all or substantially all of the assets of Select Holdings and its Subsidiaries, taken as a whole (including by Transfer of the capital stock of any Subsidiary of Select Holdings), or (b) a merger, recapitalization or other Transfer or business combination transaction by Select Holdings or SEM, or the stockholders of Select Holdings, with or to any Person (or group of such Persons acting in concert) that results in any Person (or group of such Persons acting in concert) owning, directly or indirectly, more than 50% of the equity interests of Select Holdings, SEM or other holding company holding SEM’s business (or any resulting company after a merger or business combination transaction), but only in the event that, in the case of either (a) or (b), three or more of the SEM NEOs are not officers of SEM or Select Holdings (or the applicable acquirer, successor or any resulting company after a merger or business combination transaction) immediately after the consummation of such transaction.

“SEM Common Stock” means the common stock, $0.001 par value per share, of Select Holdings.

“SEM Directors” shall have the meaning set forth in Section 4.1(b).

“SEM Member” means (i) SEM and (ii) each Member that is a Permitted Transferee of SEM.

“SEM NEO” means, as of any reference date, any “named executive officer” (as defined by Item 402(a)(3) of Regulation S-K promulgated by the SEC) of Select Holdings as would be set forth in a proxy statement of Select Holdings had Select Holdings filed such proxy statement with respect to a period ending on the Business Day immediately preceding such reference date.

“Shared Services Agreement” means the agreement, dated as of June 1, 2015, by and between Concentra and SEM pursuant to which SEM will provide certain goods and services to Concentra, as purchaser of such goods and services, as the same may be amended from time to time in accordance with Section 4.2(e).

“Start Number” means 196,565,000, which is the number of Class A Interests owned by the WCAS Members as of the date of this Agreement (as the same may be adjusted for any limited liability company interest split, limited liability company interest dividend, distribution, combination or reclassification or similar transaction occurring after the date of this Agreement).

“Subsidiary” means, with respect to any Person on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity interests or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%)  of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned or held by the applicable Person or one or more subsidiaries of such Person.

“Supermajority Vote” means the receipt of both of the following: (i) Board Approval and (ii) if the Board includes at least one (1) WCAS Director, approval of at least one (1) WCAS Director.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of June 1, 2015, by and between the Company and Select Holdings, as the same may be amended from time to time in accordance with Section 4.2(e).

“Transfer” means any direct or indirect transfer, sale, assignment, pledge, encumbrance, hypothecation or other disposition (including by operation of law), including pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting.  Notwithstanding the foregoing, a “Transfer” does not include (x) any transfer of limited partnership interests in WCAS or any other Member that is an investment fund under common Control with WCAS or (y) any transfer of limited partnership interests in Cressey or any other Member that is an investment fund under common Control with Cressey.

“WCAS” means Welsh, Carson, Anderson & Stowe XII, L.P., a Delaware limited partnership.

“WCAS Directors” shall have the meaning set forth in Section 4.1(b).

“WCAS Funds” means (i) WCAS, (ii) Welsh, Carson, Anderson & Stowe XII Delaware, L.P., (iii) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., (iv) Welsh, Carson, Anderson & Stowe XII Cayman, L.P. and (v) each Member that is a Permitted Transferee of the type described in clause (iii)(B) of the definition of Permitted Transferee of a Person set forth in any of clauses (i) — (iv) of this definition.

“WCAS Member” means (i) WCAS, (ii) Welsh, Carson, Anderson & Stowe XII Delaware, L.P., (iii) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., (iv) Welsh, Carson, Anderson & Stowe XII Cayman, L.P., (v) WCAS XII Co-Investors LLC, (vi) WCAS Management Corporation and (vii) each Member that is a Permitted Transferee of a Person set forth in any of clauses (i) — (vi) of this definition.

ARTICLE II
GENERAL PROVISIONS

2.1.         Formation.  The Company was formed as a limited liability company on May 8, 2015, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.  The Members hereby agree that all actions taken in connection with the formation of the Company are hereby authorized and ratified in all respects.  This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Act) of the Company.  The rights, powers, duties, obligations and liabilities of the Members and Board shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of any Member or the Board are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2.         Company Name.  The name of the Company, and the name under which the business of the Company shall be conducted, shall be Concentra Group Holdings, LLC.  The Board may change the name of the Company or adopt such trade or fictitious names for the Company as it may determine from time to time.

2.3.         Purpose and Business.  The purpose of the Company shall be to conduct any lawful business whatsoever that may be conducted by a limited liability company under the Act including, without limitation, acquiring, directly or indirectly, the issued and outstanding capital stock of Concentra, managing and supervising such investment and the Company Business and the other businesses of the Company and its direct and indirect Subsidiaries, selling, distributing or otherwise disposing of such investment, in whole or in part, and engaging in any and all activities necessary, desirable, advisable, incidental or ancillary thereto.

2.4.         Powers.  Subject to the limitations set forth in this Agreement, the Company shall have all powers necessary, suitable or convenient for the accomplishment of the purposes of the Company as set forth in Section 2.3, including, without limitation, the following:

(a)           to acquire, hold, sell or otherwise dispose of, in whole or in part, directly or indirectly, the issued and outstanding capital stock of Concentra, exercise all voting, consent or similar rights in connection therewith, and manage and supervise such investment and the Company Business and the other businesses of the Company and its direct and indirect Subsidiaries;

(b)           to enter into the documents in connection with the Transactions to which the Company is a party and to exercise its rights and comply with its obligations thereunder;

(c)           to make and perform all contracts, enter into all agreements, and engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, including, without limitation, the purchase, sale, transfer, pledge and exercise of all rights, privileges and incidents of ownership or possession with respect to any Company asset or liability; and

(d)           otherwise to have all the powers available to it as a limited liability company under applicable law.

2.5.         Location of the Principal Place of Business.  The location of the principal place of business of the Company shall be such location as the Board may from time to time select.

2.6.         Registered Agent and Registered Office.  The registered agent of the Company in the State of Delaware shall be The Corporation Trust Company, which maintains an office at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, or such other Person as the Board may from time to time select.  The registered office of the Company in the State of Delaware shall be c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, or such other location as the Board may from time to time select.

2.7.         Term.  The term of the Company shall continue until the Company is dissolved in accordance with the provisions of Article VIII.

2.8.         Recordation and Filing.  The Board or any Person designated by the Board shall have the power to execute, file and record any and all certificates, notices, statements and other documents required under the Act or any other applicable law of any jurisdiction where the Company maintains an office or does business.  At the request of the Board, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign entity in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.9.         Title to Assets.  Title to Company assets shall be in the name of the Company.  The Members shall not have any interest in any specific assets of the Company.  The interest of the Members in the Company is personal property.

2.10.       Fiscal Year.  The Board may change the Fiscal Year of the Company from time to time, in accordance with applicable law, and will promptly give written notice of any such change to the Members.

ARTICLE III
COMPANY INTERESTS

3.1.         Members; Company Interests.

(a)           Members.  Each of the Persons executing this Agreement as a Member (other than WCAS and SEM, which were previously admitted as members of the Company) is hereby admitted as a member of the Company.  The names and addresses of the initial Members, together with the class and number of Company Interests held by each such Member, in each case effective immediately following the execution of this Agreement, are set forth on Schedule I hereto.  The Board shall update Schedule I as required by the Act and this Agreement and ensure that it accurately reflects the information to be provided for therein.  Any amendment or revision to Schedule I made in accordance with this Agreement shall not be deemed an amendment to this Agreement.  Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I as amended and in effect from time to time. Unless delegated such power herein, no Member shall, in its capacity as such, have the authority or power to act for or on behalf of the Company in any manner or to participate in the management or control of the affairs of the Company, to do any act that would be (or could be construed as) binding on the Company, or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Board of the powers and rights conferred on it by law and by this Agreement.  Except as expressly provided for in this Agreement or as expressly required by the Act to be performed or approved by the act of Members, no Company action or event shall be taken by the vote or approval of the Members or require the approval of the Members.

(b)           Classes.  Subject to Section 3.1(c), the Company Interests shall be the “Class A Interests” issued to, and owned by, the Class A Members and the “Class B Interests” issued to, and owned by, the Class B Members.  Class A Interests are voting interests in the Company, and include any and all benefits to which such Class A Member is entitled as provided in this Agreement, together with all obligations of such Class A Member to comply with the terms and provisions of this Agreement.  The Class A Members shall be the only class of Members that have the right to vote with respect to any matter related to the Company.  Each Class A Member shall be entitled to cast one (1) vote per Class A Interest of which such Class A Member is the record owner.  Class B Interests are non-voting interests in the Company and, except as required by law, Class B Members shall not be entitled to vote with respect to any matter.  Class B Interests include any and all benefits to which such Class B Member is entitled as provided in this Agreement, together with all obligations of such Class B Member to comply with the terms and provisions of this Agreement.  With respect to any Class B Member, his or her Class B Interests shall be subject to the vesting and other limitations and restrictions as set forth in such Class B Member’s Grant Agreement.

(c)           Issuances of Additional Company Equity Securities.  Subject to Sections 4.2(b) and 9.4, the Board is hereby authorized to cause the Company from time to time to create and issue to the Members or other Persons additional Company Equity Securities in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the Members, all as shall be determined by the Board in its sole discretion and, without the approval of any of the Members, including (A) the right of each such class of Company Equity Securities to share in distributions made by the Company; and (B) the right of each such class of Company Equity Securities upon the dissolution and/or liquidation of the Company.  If applicable, each Person acquiring such additional Company Equity Securities shall be admitted to the Company as a Member upon the execution of the Joinder Agreement and satisfaction of all conditions to Transfer.

(d)           Interest Certificates.  Unless and until the Board shall determine otherwise, Company Interests shall be uncertificated and recorded in the books and records of the Company (including Schedule I).  To the extent any Company Interest is certificated, such certificate shall be in the form approved by the Board from time to time.  The Board may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in its sole discretion, require the owner of such certificate or its legal representative to give an agreement of indemnity or a bond, with sufficient surety, to indemnify the Company and each transfer agent and registrar agent, if any, against any and all losses and claims that may arise as a result of the issuance of a new certificate in place of the one so lost, stolen or destroyed.  To the extent any Company Interest is certificated, each certificate will bear a legend substantially to the following effect with such additions thereto or changes therein as the Board may determine are required by law or necessary to give full effect to this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF JUNE 1, 2015, AMONG THE COMPANY AND THE OTHER PARTIES THERETO, AS AMENDED, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE VOTING AGREEMENT CONTAINED THEREIN, THE RESTRICTIONS ON TRANSFER CONTAINED THEREIN AND THE REPURCHASE AND FORCED SALE PROVISIONS CONTAINED THEREIN.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NO INTEREST HEREIN MAY BE SOLD, OFFERED, ASSIGNED, DISTRIBUTED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING ANY SUCH TRANSACTION OR (B) THE COMPANY RECEIVES AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS OR (C) THE COMPANY AND ITS COUNSEL ARE OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION AND IN COMPLIANCE WITH ALL STATE SECURITIES LAWS.”

In addition, any certificated Company Interests shall bear such legends as may be required under any other applicable securities laws from time to time.

3.2.         Termination Call Option.

(a)           In the event a Class B Member’s employment or other service relationship with the Company or any of its Subsidiaries terminates for any reason (whether by the Company, any of its Subsidiaries or the Class B Member), the Company shall have an option (but not the obligation) to purchase (a “Termination Call Option”) all or a portion of the vested Class B Interests then owned by such Class B Member or any of its Permitted Transferees (all such vested Class B Interests being collectively referred to as the “Subject Interests”) for the Termination Call Option Purchase Price; provided, that all unvested Class B Interests owned by such Class B Member or any of its Permitted Transferees shall be automatically forfeited without payment of any consideration therefor.  The Company may exercise a Termination Call Option by written notice to the applicable Class B Member within one hundred eighty (180) days after the later of (x) the date that the applicable Class B Member’s employment or other service relationship with the Company or its Subsidiaries terminates and (y) the date on which the applicable Subject Interests were acquired by such Class B Member or Permitted Transferee.  Such notice shall set forth a time and place of closing which shall be no earlier than ten (10) days and no later than ninety (90) days after the date such notice is sent.  At the closing, the applicable Class B Member and any other holder of Subject Interests shall deliver any documents that are necessary to transfer to the Company good title to such Person’s Subject Interests, and concurrently with such delivery, the Company shall deliver to the applicable Class B Member or other holder(s), as applicable, the full amount of the Termination Call Option Purchase Price for such Subject Interests in cash.

(b)           As used in this Agreement, “Termination Call Option Purchase Price” means:

(i)            if a Class B Member’s employment or other service relationship with the Company or any of its Subsidiaries has been terminated by the Company or its Subsidiaries for “Cause” (as defined in the Company Equity Plan), the lesser of (a) the Fair Market Value of the Subject Interests as determined by the Board in its reasonable good faith judgment and (b) the original purchase price, if any, paid for the Subject Interests; and

(ii)           in all other cases, the Fair Market Value of the Subject Interests as determined by the Board in its reasonable good faith judgment.

ARTICLE IV
 MANAGEMENT

4.1.         Board Composition.  From and after the date hereof, at each annual or special meeting of Members at which directors are to be elected, and whenever the Members act by written consent with respect to the election of Directors, each Member agrees to vote, or otherwise give such Member’s consent, in respect of all Company Equity Securities at the time owned by such Member or over which such Member has voting control, and take all other necessary actions, and the Company shall take all necessary actions within its control, in order to cause:

(a)           the authorized number of directors on the Board to be fixed at eight (8);

(b)           subject to Section 4.1(e), the election to the Board of:

(i)            five (5) directors designated by SEM (the “SEM Directors”), with the initial SEM Directors being Robert A. Ortenzio, Martin F. Jackson, John Carlyle, Keith Newton and James Greenwood; and

(ii)           three (3) directors designated by WCAS (the “WCAS Directors”), with the initial WCAS Directors being D. Scott Mackesy, Daniel Thomas and Sidney Ouyang (provided that Sidney Ouyang shall not be designated and elected to the Board until June 2, 2015 (and on such date shall automatically be so designated and elected without any further action on the part of any Person being required), and prior to such date the Board shall have one (1) vacancy);

all of which persons shall hold office, subject to their earlier death, resignation or removal in accordance with clause (c) below, until their respective successors shall have been elected and shall have qualified;

(c)           the removal from the Board (with or without cause) of any Director elected in accordance with clause (b)(i) or (b)(ii) above upon the written request of the Member that is entitled to designate such Director under clause (b)(i) or (b)(ii), as applicable, it being agreed that no Member shall vote for or consent to, and the Company shall not take any actions to effect, any other removal (with or without cause) of a Director elected pursuant to clause (b)(i) or (b)(ii) above without the written consent of the Member that is entitled to designate such Director;

(d)           upon any vacancy in the Board as a result of any individual designated as provided in clause (b) above ceasing to be a member of the Board, whether by death,

resignation, removal or otherwise, the election to the Board as promptly as possible of an individual designated in accordance with clause (b) above; and

(e)           notwithstanding anything in Section 4.1(b) to the contrary, (i) on and after such time as the WCAS Members collectively own a number of Company Interests that is less than or equal to sixty six and two thirds percent (66 2/3%) of the Start Number, SEM shall have the right to designate six (6) directors pursuant to Section 4.1(b)(i) (each of which shall be an “SEM Director” for purposes of this Agreement) and WCAS shall have the right to designate two (2) directors pursuant to Section 4.1(b)(ii) (each of which shall be a “WCAS Director” for purposes of this Agreement), (ii) on and after such time as the WCAS Members collectively own a number of Company Interests that is less than or equal to thirty three and one third percent (33 1/3%) of the Start Number, SEM shall have the right to designate seven (7) directors pursuant to Section 4.1(b)(i) (each of which shall be an “SEM Director” for purposes of this Agreement) and WCAS shall have the right to designate one (1) director pursuant to Section 4.1(b)(ii) (which shall be a “WCAS Director” for purposes of this Agreement) and (iii) on and after such time as the WCAS Members collectively do not own any Company Interests, SEM shall have the right to designate eight (8) directors pursuant to Section 4.1(b)(i) (each of which shall be an “SEM Director” for purposes of this Agreement) and WCAS shall no longer have the right to designate any directors pursuant to Section 4.1(b)(ii).

4.2.         Authority, Powers and Duties of Board.

(a)           Subject to the limitations set forth in Sections 4.2(b), (c) and (d), the Board shall have authority with respect to all aspects of the operations of the Company and the exclusive right to manage and control the business and affairs of the Company, and the Board shall have all rights, powers and authority of a manager under the Act and otherwise under applicable law.  Except as otherwise expressly set forth in this Agreement, all determinations, acts and designations to be made by the Company or the Board hereunder shall be made by Board Approval in the Board’s sole discretion.  Third parties dealing with the Company are entitled to rely conclusively on the authority of the Board under the Act and as set forth in this Agreement.  Notwithstanding anything to the contrary in this Agreement, no Director, acting solely in his or her capacity as such, shall have the right, power or authority to act as agent of the Company, to bind the Company or to execute any documents to be signed by the Company unless expressly authorized in writing by Board Approval.

(b)           For so long as the WCAS Members collectively own a number of Company Interests greater than or equal to thirty three and one third percent (33 1/3%) of the Start Number, in addition to any Board Approval or vote or consent of the Members required by this Agreement or applicable Law, the Company shall not take, and shall not permit its Subsidiaries to take, directly or indirectly (including by amendment, merger, consolidation or otherwise), any of the following actions except with a prior Supermajority Vote:

(i)            any change in the number of, or method of designating, directors on the Board;

(ii)           delegation of rights or powers of the Board requiring a Supermajority Vote hereunder to any committee of the Board (unless WCAS maintains an approval right analogous to the Supermajority Vote with respect to actions of such committee) or any other Person;

(iii)          the conduct by the Company or any of its Subsidiaries of any material business other than, or the engagement by the Company or any of its Subsidiaries in any material transaction not substantially related to, either the Company Business or the other businesses of the Company and its direct and indirect Subsidiaries as of the date of this Agreement (and activities related to such businesses);

(iv)          any incurrence, assumption or guarantee of indebtedness for borrowed money (except for any indebtedness incurred under Concentra’s first lien credit agreement and the second lien credit agreement, in each case as in effect on the date of this Agreement and as the same may be amended in accordance with this Section 4.2(b)(iv), including borrowings under the revolving facility thereunder or refinancings of such credit agreements) in excess of $20,000,000 in the aggregate, or any material amendment with respect to any of the foregoing or to Concentra’s first lien credit agreement or the second lien credit agreement (it being agreed that any amendment that increases the amount of indebtedness that may be borrowed under a credit agreement shall be deemed material for these purposes);

(v)           declare, make or pay any dividend, distribution or transfer (whether in cash, securities or other property) to the Members, or redeem or repurchase any Company Equity Securities (other than Class B Interests) or any equity securities of its Subsidiaries, unless pro rata among all Members owning such securities;

(vi)          enter into or amend any agreement, arrangement or transaction with any Member or any Affiliate of any Member, other than as contemplated by and in accordance with the last sentence of Section 4.2(e).

(vii)         issue any Company Equity Securities or admit to the Company any new Member, or issue any equity securities of any Subsidiary of the Company, other than (A) as a result of Transfers of Company Equity Securities by a Member to a Permitted Transferee in accordance with this Agreement or (B) the issuance of Class B Interests pursuant to a management incentive plan, which Class B Interests shall not constitute more than 5% of the fully diluted Company Interests as of immediately after the execution of this Agreement;

(viii)        dissolve, liquidate or wind up the Company or any of its material Subsidiaries (other than liquidation or dissolution into the Company or a material wholly owned Subsidiary) or commence a voluntary proceeding seeking reorganization or other similar relief;

(ix)          except with respect to a Drag-Along Sale in accordance with Section 9.2, merge, consolidate or enter into any other business combination, or acquire or sell any assets having a value in excess of $10,000,000 in a single or series of related transactions; or

(x)           enter into any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing paragraphs (i)-(ix) of this Section 4.2(b).

(c)           Notwithstanding Section 4.2(a) and (b) (except for clause (iv) below, which shall be subject to the restrictions set forth in Section 4.2(b)), SEM (and not the Board or any other Member) shall have the sole power and authority to direct the Company with respect to the following matters, and the Company shall not take, and shall not permit its Subsidiaries to take, directly or indirectly (including by amendment, merger, consolidation or otherwise), any of the following actions except with the prior approval of SEM:

(i)            the appointment or removal of the Chief Executive Officer of the Company and its Subsidiaries;

(ii)           the approval of the operating budget of the Company and its Subsidiaries;

(iii)          the approval of the capital budget of the Company and its Subsidiaries; and

(iv)          to the extent not otherwise inconsistent with the terms of this Agreement (including Section 4.2(b)), approval of any action that either SEM or its auditors, in their respective judgment, reasonably believes is necessary to enable SEM to consolidate the financial results of the Company with the financial results of SEM in accordance with GAAP.

(d)           The chairperson of the Board shall be an SEM Director.  The chairperson shall be entitled to call meetings of the Board as described in Section 4.2(f) and shall have general charge of the affairs and meetings of the Board.  The initial chairperson of the Board shall be John Carlyle.

(e)           The Board shall have the right to delegate any of its rights, powers and authorities to a committee of the Board consisting of some or all of the Directors.  Any such committee shall have a majority of members that are SEM Directors and, for so long as the Board includes at least one (1) WCAS Director, at least one (1) member that is a WCAS Director.  The chairperson of any such committee shall be an SEM Director. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, for as long as the Board includes at least one (1) WCAS Director, the Board will delegate full authority to act on behalf of the Company to a committee consisting solely of WCAS Directors when considering or approving any matters pertaining to the Shared Services Agreement, the Tax Sharing Agreement or any subsequent amendments, modifications or changes to (including approval of amendments adding additional services under the Shared Services Agreement) the foregoing agreements, and the approval of a majority of the members of such committee shall be deemed to be Board Approval for all purposes of this Agreement.

(f)            Meetings of the Board may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the chairperson of the Board with notice thereof being given to each Director.  Such notice shall be delivered (i) by overnight delivery at least three (3) Business Days before the meeting addressed to such Director at such Director’s usual or last known business or residence address, (ii) by e-mail at least forty-eight (48) hours before the meeting, or (iii) in person or by telephone at least forty-eight (48) hours before the meeting.  Notice of a meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Director.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.  Directors may participate in a meeting of the Board (or any committee thereof) by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.  Such participation shall constitute presence in person at such meeting.

(g)           At any meeting of the Board or committee thereof, a majority of the Directors then in office and present in person or by proxy shall constitute a quorum.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

(h)           Subject to Section 4.2(b), a quorum being present, any decisions to be made by the Board shall require the approval of a majority of the Board (“Board Approval”).  Directors may vote in person or by proxy.  The person appointed by a Director as his proxy shall in all cases be another Director.  A proxy must be filed with the Company before or at the time of the meeting.  Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the Director who appointed a proxy shall operate to revoke the appointment.  Any proxy granted by a Director shall also be revocable by notice to the Company, in writing, of the revocation of the appointment of a proxy, but any such revocation shall not affect any vote or action previously taken or authorized.

(i)            Any action required or permitted to be taken at any meeting of the Board may be taken in writing without a meeting if approved by unanimous written consent of all Directors, and such writing or writings are filed with the records of the meetings of the Board and copies of such are promptly provided to any Director not consenting to such action.  Such consent shall be treated for all purposes as Board Approval.

(j)            To the fullest extent permitted by law, the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Board otherwise existing at law or in equity, are agreed by the Members to modify such duties and liabilities.

(k)           For so long as WCAS has the right to designate any WCAS Directors pursuant to Section 4.1(b), (i) the boards of directors (or similar governing bodies) of Concentra Holdings, Inc., Concentra, any other direct or indirect holding company of Concentra and their respective successor entities shall in each case have the same composition as the Board (including a number of WCAS designees equal to the number of WCAS Directors that WCAS then has a right to designate to the Board) and (ii) each committee of any such board of directors (or similar governing body) shall include at least one individual who is a WCAS Director.

4.3.         Restrictions on Proxies, Voting Trusts and Voting Agreements.  No Member shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any voting securities of the Company held by him, her or it, which conflicts or is inconsistent in any manner with the provisions of this Agreement, nor shall any Member enter into any voting agreement or other arrangement of any kind with respect to the voting securities of the Company now held or hereafter acquired by him, her or it, which conflicts or is inconsistent in any manner with the provisions of this Agreement.

4.4.         Indemnification.

(a)           To the fullest extent permitted by law and subject to the remainder of this Section 4.4(a), the Company shall indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on an Indemnitee in respect of amounts of indemnification received hereunder) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs or businesses of the Company or its Subsidiaries.  In furtherance of the foregoing, an Indemnitee shall be entitled to indemnification hereunder unless there has been a final, non-appealable determination by a court of competent jurisdiction that the conduct giving rise to such indemnification constituted bad faith, fraud or willful misconduct.  The satisfaction of any indemnification and any holding harmless pursuant to this Section 4.4 shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees or any Indemnitee are entitled to indemnification), and no Member shall have any personal liability on account thereof.

(b)           To the fullest extent permitted by law, expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof after receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if there is a final adjudication, after all possible appeals have been exhausted, by a court of competent jurisdiction that such Indemnitee is not entitled to be indemnified hereunder.

(c)           The right of any Indemnitee to the indemnification expressly provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee’s successors, assigns and legal representatives.

(d)           The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent shall not, by itself, create a presumption that an Indemnitee is not entitled to indemnification under this Agreement.

(e)           The Company may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the obligation to indemnify such Person against such liability under the provisions of this Agreement.  The Company shall purchase such insurance if it is available on terms the Board concludes are reasonable.

(f)            The Indemnitees may also have certain rights to indemnification by Affiliates of the Company and/or insurance provided by such Affiliates (the “Affiliated Indemnitors”).  The Company and its Subsidiaries, jointly and severally, are the indemnitors of first resort (it being understood, for the avoidance of doubt, that the obligations of the Company hereunder to the Indemnitees are primary, and any obligation of the Affiliated Indemnitors to advance expenses or to provide indemnification to the Indemnitees are secondary).  Each of the Company and its Subsidiaries irrevocably waives, relinquishes and releases the Affiliated Indemnitors from any and all claims against the Affiliated Indemnitors for contribution, subrogation or any other recovery of any kind in respect of advancements or other indemnification payments.  Each of the Company and its Subsidiaries further agrees that no advancement or other indemnification payment by the Affiliated Indemnitors on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification or advancement from the Company or any of its Subsidiaries shall affect the foregoing, and the Affiliated Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancements or other indemnification payments.  Nothing in the foregoing shall be deemed a limitation on an Indemnitee’s right to indemnification.

(g)           The provisions of this Section 4.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are express third party beneficiaries of this Section 4.4.

4.5.         Limitation on Liability.

(a)           To the fullest extent permitted by law (including Section 18-1101(b), (c), (d) and (e) of the Act):

(i)            notwithstanding any duty otherwise existing at law or in equity, and notwithstanding any other provision of this Agreement, neither the Directors nor any other Indemnitee shall owe any duty (including fiduciary duties or duties under the corporate opportunity doctrine) to the Company, any of the Members or any other Person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act; and

(ii)           none of the Directors shall have any personal liability to the Company, any of the Members, or any other Person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder, thereunder or otherwise, other than for conduct that constitutes bad faith, willful misconduct or fraud.

(b)           If any provision of Section 4.5(a) is held to be invalid, illegal or unenforceable, the duties and personal liability of either the Directors or any other Indemnitee to the Company, any of the Members or any other Person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the Act.

(c)           The Members expressly acknowledge that the Board is acting on behalf of the Company.  Neither the Board nor any other Indemnitee shall be obligated to consider or not consider the separate interest of any Member or other Person (including the tax consequences to any Member or other Person) in deciding, pursuant to its authority granted under this Agreement, whether to cause the Company to take (or decline to take) any actions that are in the interest of the Company.  Neither the Directors nor any other Indemnitee shall be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Members in connection with such decisions.

(d)           Notwithstanding anything to the contrary herein, all officers of the Company shall be subject to all fiduciary and other duties under applicable law to the Company and the Members (but not any creditor of the Company).  Without limiting the generality of the foregoing, each officer of the Company shall have fiduciary duties to the Company and the Members (but not any creditor of the Company) to the same extent that officers of a Delaware corporation would have to such corporation and its stockholders.

(e)           Except as otherwise required by mandatory provisions of applicable law or as expressly set forth herein, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as member, owner or shareholder of another company, partnership or entity).  Under the Act, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member.  It is the intent of the Members that no distribution to any Member pursuant to this Agreement shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Members agree that each such distribution shall constitute a compromise of the Members within the meaning of Section 18-502(b) of the Act, and that the Member receiving such distribution shall not be required to return to any Person any such money or property, unless such distribution was made in error or in contravention of non-waivable provisions of applicable law or in breach of this Agreement.  If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members.

(f)            The provisions of this Section 4.5 are for the benefit of the Indemnitees and their respective heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Section 4.5, and shall not be deemed to create any rights for the benefit of any other Persons.

4.6.         Officers.  The initial officers of the Company shall be as follows, with each such officer being appointed effective immediately following the date of this Agreement, each of whom shall serve until the earlier of their death, resignation, or removal by the Board, which such removal may be for any reason or no reason:

Officer	Title

Robert A. Ortenzio	President

Michael E. Tarvin	Vice President and Secretary

David S. Chernow	Vice President and Assistant Secretary

Joel T. Veit	Vice President and Assistant Secretary

John F. Duggan	Vice President and Assistant Secretary

Martin F. Jackson	Vice President

Daniel F. Bradley	Vice President

John A. Saich	Vice President

Michael F. Malatesta	Vice President

David D. Engelhardt	Vice President

Randall K. Watts	Vice President

Brian R. Rusignuolo	Vice President

The Board shall appoint such additional officers who shall have such power and authority as may be specified in a resolution of the Board.  Officers shall serve at the pleasure of the Board.

4.7.         Members.  No Member shall participate in the control of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company; provided, however, the Members shall have the consent, voting and other rights expressly provided herein. No Member may withdraw from the Company without the prior written consent of the Board, other than as expressly provided in this Agreement.

ARTICLE V
DISTRIBUTIONS

5.1.         Distributions.  Distributions, including without limitation, distributions of cash, shall be made to Members only when and if, and in the amounts, the Board shall determine in its sole discretion.  All distributions shall be made to the Members pro rata in accordance with the number of Company Interests owned by each Member; provided that any unvested Class B Interests shall be disregarded for purposes of this Section 5.1, subject to the provisions of any Company Equity Plan that provides for different treatment.  If the Company makes a cash distribution to any Member that is subject to withholding or other taxes payable by the Company on behalf of such Member, the Company shall be entitled to withhold any such withholding or other taxes, and any such withheld amounts shall be treated as having been distributed to such Member.

5.2.         Limitation on Distributions.  Notwithstanding anything to the contrary contained in this Agreement, the Company, and the Board on behalf of the Company, shall not be required to make a distribution to any Member if such distribution would violate this Agreement, the Act or other applicable law.

5.3.         Non-Cash Distributions.  Whenever a distribution provided for in this Article V is made in property other than cash, the value of such distribution shall be deemed to be the Fair Market Value of such property as determined in the sole discretion of the Board.  If the Company makes such a non-cash distribution to any Member and such distribution is subject to withholding or other taxes payable by the Company on behalf of such Member, the Board shall notify such Member as to the amount of such withholding or other taxes and such Member shall make a prompt payment to the Company of such amount by wire transfer.

ARTICLE VI
TAX AND ACCOUNTING MATTERS

6.1.         Classification as an Association Taxable as a Corporation.  The parties hereto intend the Company be classified as an association taxable as a corporation for United States federal and all applicable state and local income tax purposes.  The Board shall, for and on behalf of the Company, take all steps as may be required to establish and maintain the Company’s classification as an association taxable as a corporation for United States federal and all applicable state and local income tax purposes, including, but not limited to, making any required election pursuant to Regulations Section 301.7701-3 promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

6.2.         Books of Account.  At all times during the continuance of the Company, the Company shall maintain or cause to be maintained books of account that are complete and correct in all material respects, wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by Persons engaged in a business of a like kind and character.  In addition, the Company shall keep all records as required to be kept pursuant to the Act.

ARTICLE VII
TRANSFER OF COMPANY INTERESTS

7.1.         Transfers.  No Member may Transfer any Company Equity Securities other than (i) Transfers made with the prior written consent of SEM and WCAS; (ii) with respect to Class A Interests only, Transfers to Permitted Transferees that are made in accordance with Section 7.2; (iii) with respect to Class A Interests only, Transfers made pursuant to Section 9.1 (Tag-Along Rights); (iv) Transfers of Class B Interests permitted by the Company Equity Plans and the terms of any applicable Grant Agreement (provided that such Class B Interests are vested for federal income tax purposes at the time of Transfer); (v) Transfers made pursuant to Section 9.2 (Drag-Along Rights); (vi) Transfers made pursuant to Section 9.3 (Put and Call Rights); and (vii) Transfers made pursuant to Section 3.2 (Termination Call Option).  Any attempted Transfer of Company Equity Securities in violation of the provisions of this Agreement shall be null and void ab initio and of no effect.

7.2.         Transfers to Permitted Transferees.  Any Class A Member may, at any time, Transfer any or all of the Company Equity Securities held by such Member to any one or more Permitted Transferees of such Member so long as each such Permitted Transferee duly executes and delivers a Joinder Agreement (such Transfer to be effective only upon the delivery to and acceptance of such Joinder Agreement by the Company); provided, that (A) if the Company so requests in writing, such Joinder Agreement shall not be effective unless and until the Company has been furnished with the opinion contemplated by Section 7.3 below to the effect that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and made in compliance with any other applicable securities laws, (B) no Transfer under this Section 7.2 shall be permitted if such Transfer would result in (x) there being more than fifteen (15) WCAS Members or (y) there being more than five (5) Cressey Members, and (C) no Transfer under this Section 7.2 shall be permitted if such Transfer would require the Company to register a class of equity securities under Section 12 of the Exchange Act under circumstances where the Company does not then have securities of any class registered under Section 12 of the Exchange Act.  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.  Each Member hereby agrees that, if any Company Interests are Transferred to a Member’s Permitted Transferee and subsequently such transferee ceases to be a Permitted Transferee of the applicable Member, then all such Company Interests shall, upon such cessation, be automatically Transferred back to the applicable Member without any further action on the part of any Person.

7.3.         Securities Law Compliance.

(a)           In addition to the requirements set forth in Section 7.1, each Member agrees that it will not effect any Transfer of Company Equity Securities unless such Transfer is made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and, in either case, in compliance with all applicable state securities laws.  The Company agrees, and each Member understands and consents, that the Company will not cause or permit the Transfer of any Company Equity Securities to be made on its books (or on any register of securities maintained on its behalf) unless the Transfer is permitted by, and has been made in accordance with the terms of this Agreement and all applicable federal and state securities laws.  Any attempted Transfer in violation of the terms hereof shall be null and void ab initio and of no effect.  Each Member agrees that in connection with any Transfer of Company Equity Securities that is not made pursuant to a Public Offering, the Company may, in its sole discretion, request an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company stating that such transaction is exempt from registration under the Securities Act and made in compliance with all applicable state securities laws.

(b)           With respect to any Company Equity Securities that are then certificated, the Company shall be obligated to promptly reissue certificates without the second paragraph of the legend set forth in Section 3.1(d) at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that, or the Company is otherwise satisfied that, the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or such legend.

7.4.         Distributions Subsequent to Transfer.  A Transfer of a Member’s Company Interests shall be effective on the first day on which the requirements of Section 7.1 hereof are satisfied, or at such earlier time as the Board determines.  Distributions made after the effective date of the Transfer shall be made to the assignee.  Notwithstanding anything to the contrary contained herein, the Company and the Board shall be entitled to treat the assignor of Company Interests or rights attributable to the Company Interests or any Member as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as a written Transfer that conforms to the requirements of this Article VII has been received by and recorded on the books of the Company.

7.5.         Registration Rights.  Prior to the effectiveness of any registration statement of the Company (or any successor to or parent of the Company) filed in connection with an Initial Public Offering, the Company, the SEM Member and the WCAS Members will enter into a registration rights agreement, in form and substance reasonably satisfactory to the Company (or any successor to or parent of the Company), SEM and WCAS, which agreement shall provide for the following: (a) the SEM Member and WCAS Members would have piggyback registration rights to participate in any secondary shares to be sold in the Initial Public Offering on a pro rata basis, (b) after the Initial Public Offering, SEM would be entitled to three demand registration rights and unlimited shelf registration rights, (c) after the Initial Public Offering, the WCAS Members would be entitled to three demand registration rights and unlimited shelf registration rights, (d) the SEM Member and WCAS Members would have customary piggyback registration rights to participate in all other Public Offerings and (e) in connection with the Initial Public Offering, the SEM Member and WCAS Members would be subject to the same lock-up as other investors (not to exceed 180 days following the date of the Initial Public Offering) and would be released from the lock-up pro rata to the extent that other investors are so released and (e) such other terms and conditions as are then reasonable and customary to include in such agreements.

ARTICLE VIII
DISSOLUTION, LIQUIDATION, WINDING-UP
AND TERMINATION

8.1.         Causes of Dissolution.  The Company shall be dissolved upon the first to occur of the following:

(a)           the sale or other disposition of all of the Company’s assets; and

(b)           the decree of the dissolution of the Company by a court of competent jurisdiction;

provided, that the Company would not be dissolved as a result of the foregoing if the Board determines that it is in the best interests of the Company or the Members to continue the Company’s existence (to the extent permissible under the Act).

To the fullest extent permitted by law, the Members agree that no act, thing, occurrence, event or circumstance shall cause or result in the dissolution or termination of the Company except as provided above in this Section 8.1.

8.2.         Winding Up and Liquidation.  Except as otherwise provided in this Agreement, upon dissolution of the Company, the business and affairs of the Company shall be wound up as provided in this Section 8.2.  SEM shall act as the “Liquidator.” If upon dissolution, however, SEM is no longer a Member, a Majority-In-Interest of the Members shall designate a Person to act as Liquidator.  The Liquidator shall wind up the affairs of the Company, shall dispose of such assets of the Company as it deems necessary or appropriate and shall pay and distribute the assets of the Company, including the proceeds of any such dispositions, as follows:

(a)           first, to creditors in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment as determined by the Liquidator in its sole discretion); and

(b)           thereafter, to the Members in accordance with Section 5.1.

8.3.         Documentation of Dissolution and Termination.  Upon the dissolution of the Company and the appointment of a Liquidator in accordance with Section 8.2, the Liquidator shall execute and file all appropriate certificates of amendment to the Certificate of Formation as required under the Act, and shall execute, file and record such other certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Company or its Affiliates do business.  Upon the completion of the winding-up of the Company (including the application or distribution of all cash or other assets placed in reserve in accordance with Section 8.2), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation as required under the Act, and shall execute, file and record such other certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Company or its Affiliates do business in order to reflect or effect the termination of the Company.

8.4.         Waiver of Partition.  Each Member hereby waives any right to a partition of the Company’s assets.

ARTICLE IX
TAG-ALONG, DRAG-ALONG, PUT AND CALL AND PREEMPTIVE RIGHTS

9.1.         Tag-Along Rights.

(a)           Tag-Along Rights.

(i)            With respect to any proposed Transfer (other than a Transfer pursuant to Sections 9.2 or 9.3) by a Class A Member or Class A Members (collectively, the “Selling Members”) of Company Interests to any Person who is not a Permitted Transferee thereof and which Transfer has been approved by the prior written consent of both WCAS and SEM (a “Proposed Sale”), each Class A Member (other than the Selling Members) who exercises its rights under this Section 9.1 (each a “Tagging Member”) shall have the right to include in the Proposed Sale to the proposed transferee of such Class A Interests (the “Proposed Transferee”) a number of Class A Interests up to the product (rounded down to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Class A Interests owned by such Tagging Member by (B) the aggregate number of Class A Interests then outstanding and (ii) the total number of Class A Interests proposed to be Transferred to the Proposed Transferee, at the same price per Company Interest and upon the same terms and conditions (including time of payment, amount, form and choice of consideration and adjustments to purchase price) as the Selling Members; provided that to the extent one or more Members elect not to sell his, her or its entire allotment, then the allotment of the Tagging Members who have elected to sell their entire allotment (and who elect to sell additional Class A Interests) shall be increased proportionately among such electing Members who wish to sell additional Class A Interests based on their relative holdings up to the full amount of Class A Interests which the non-electing Members were entitled to sell pursuant to this Section 9.1; provided, further that in order to be entitled to exercise its right to sell the Company Interests to the Proposed Transferee pursuant to this Section 9.1, each Tagging Member, if requested by the Selling Members or the Proposed Transferee, (x) shall agree to the same covenants as the Selling Members agree to in connection with the Proposed Sale (provided that no Tagging Member shall be required to agree to any covenant not to compete or any covenant that would bind or restrict any Affiliate of a Tagging Member that is not itself a Member), (y) shall be obligated to join individually and ratably (and not jointly and severally) on a pro rata basis (based on the proceeds to be received by such Tagging Member in connection with the Proposed Sale but that in no event exceeds the amount of consideration otherwise received by the Tagging Member in connection with such Proposed Sale) in any pro rata indemnification that the Selling Members agree to provide in connection with the Proposed Sale (provided that no Tagging Member shall be required to share in any indemnification obligations relating to a breach of a representation, warranty or covenant relating solely to another Member or such other Member’s Company Interests, such as with respect to title to Company Interests or authorization of a Member to enter into transaction agreements (such obligations to be borne solely by the other Member)) and (z) shall make such representations and warranties concerning itself and the Company Interests to be sold by it in connection with such Transfer as each Selling Member makes with respect to itself and its Company Interests (and provide sole indemnity with respect thereto consistent with any indemnification provided by each Selling Member with respect to its representations and warranties); provided, further, that, payment of cash consideration to any Tagging Member entitled to receive less than $100,000 in connection with any such Transfer may be made by check regardless of whether other participating Members receive payment by check or wire transfer of immediately available funds.

(ii)           Each Tagging Member will be responsible for funding its proportionate share (based on the proceeds to be received by each Tagging Member in connection with the Proposed Sale) of any adjustment in purchase price or escrow arrangements in connection with the Proposed Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of such Tagging Member’s agreements, covenants, representations, warranties or other provisions relating to the Proposed Sale and shall receive its proportionate share of any upward adjustment in purchase price or release of funds to the Members from any escrow arrangement in connection with the Proposed Sale.

(iii)          Each Tagging Member will be responsible for its proportionate share (based on the proceeds to be received by each Tagging Member in connection with the Proposed Sale) of the fees, commissions and other out-of-pocket expenses (collectively, “Costs”) of the Proposed Sale.  The Selling Members shall be entitled to estimate in its reasonable, good faith judgment each Tagging Member’s proportionate share of such Costs and to withhold such amounts from payments to be made to each Tagging Member at the time of closing of such Proposed Sale; provided, that (i) such estimate shall not preclude the Selling Members from recovering additional amounts from the Tagging Members in respect of each such Tagging Member’s proportionate share of such Costs and (ii) the Selling Members shall reimburse each Tagging Member to the extent actual amounts are ultimately less than the estimated amounts.

(b)           Exercise of Tag-Along Rights; Notices.  The Selling Members shall give the Company prior written notice of each Proposed Sale, setting forth the number of Class A Interests proposed to be so Transferred, the identity of the Proposed Transferee, the proposed amount of consideration and other material terms and conditions of payment offered by the Proposed Transferee.  In the event that any of the material terms or conditions set forth in the notice are thereafter amended in any material respect, the Selling Members shall also give written notice of the amended terms and conditions of the Proposed Sale to the Company.  Upon its receipt of any such notice or amended notice, the Company shall promptly, but in all events within two (2) Business Days of its receipt thereof, forward copies thereof to each of the Class A Members other than the Selling Members (such initial notice, the “Tag-Along Opportunity Notice” and any amended notice, an “Amended Tag-Along Opportunity Notice”).  In order to exercise the tag-along rights provided by this Section 9.1 a Member must send a written notice to the Company and the Selling Members indicating its desire to exercise its rights and specifying the number of Class A Interests it desires to sell, including the number of Class A Interests it would be willing to Transfer if one or more Members do not elect to fully participate in the Proposed Sale (the “Tag-Along Exercise Notice”) within twenty (20) Business Days following the giving of the Tag-Along Opportunity Notice to such Member (or if an Amended Tag-Along Opportunity Notice is given to the Members, within twenty (20) Business Days following the giving of such Amended Tag-Along Opportunity Notice).  Upon the giving of an Amended Tag-Along Opportunity Notice to a Member that had previously provided a Tag-Along Exercise Notice, such Tagging Member shall be permitted to cancel its exercise of its rights under this Section 9.1 upon delivery within such twenty (20) Business Day period of written notice to the Selling Members and the Company to such effect and shall be released from its obligation hereunder.  After the delivery of any Tag-Along Opportunity Notice or an Amended Tag-Along Opportunity Notice, during the applicable twenty (20) Business Day period, each of the Members other than the Selling Members shall have the opportunity to ask and have answered any questions of the Company’s management and the Selling Member regarding such items as the Member may reasonably want to know with respect to the sale of Company Interests in the Proposed Sale.  There shall be no liability on the part of the Selling Members to any Tagging Member if the sale of Company Interests pursuant to this Section 9.1 is not consummated for whatever reason.  Whether or not to consummate a Proposed Sale shall be within in the sole and absolute discretion of the Selling Members.

(c)           Closing of Proposed Sale.

(i)            At the closing of the Proposed Sale, if the applicable Company Interests are certificated, each Tagging Member shall deliver to the Proposed Transferee one or more certificates, properly endorsed for transfer, which represent the Company Interests that such Tagging Member is permitted to dispose of pursuant to this Section 9.1.  The consummation of the Proposed Sale shall be subject to the sole discretion of the Selling Members, who shall have no liability or obligation whatsoever to any Tagging Member participating therein except as set forth in this Section 9.1.  In connection with the consummation of any such Proposed Sale, each Tagging Member shall transfer to the Proposed Transferee at the closing of such Proposed Sale the Company Interests to be disposed of by any Tagging Members and the Proposed Transferee shall concurrently remit to each Tagging Member that portion of the proceeds of the disposition to which such Tagging Member is entitled by reason of such participation.

(ii)           If any Tagging Member exercises its rights under this Section 9.1, the closing of the purchase of the Company Interests with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Member’s Company Interests to the Proposed Transferee.  If, by the end of the ninety (90) day period following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Members and the Proposed Transferee have not completed the Proposed Sale, each Tagging Member shall be released from its obligations under this Section 9.1, and the Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Section 9.1 to be separately complied with in order to consummate such Proposed Sale pursuant to this Section 9.1.

(d)           Upon delivering a Tag-Along Exercise Notice, each Tagging Member will, if requested by the Selling Members, execute and deliver a power of attorney in form and substance reasonably satisfactory to the Selling Members with respect to the Proposed Sale and the Company Interests that are to be sold by such Tagging Member pursuant hereto (a “Tag-Along Power of Attorney”); it being understood that the Tag-Along Power of Attorney will provide that each such Tagging Member will irrevocably appoint said attorney-in-fact as its agent and attorney-in-fact with full power and authority to act under the Tag-Along Power of Attorney on its behalf with respect to (and subject to the terms and conditions of) the matters specified in this Section 9.1.  For the avoidance of doubt, if by the end of ninety (90) days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Selling Members and the Proposed Transferee have not completed the Proposed Sale, each Tag-Along Power of Attorney and all authority, power and rights granted therein shall be revoked, rescinded and terminated and the Tag-Along Power of Attorney shall be null and void ab initio.

9.2.         Drag-Along Rights.

(a)           Drag-Along Rights.  If Members owning greater than 65% of the issued and outstanding Class A Interests (collectively, the “Dragging Members”) approve (x) a sale or exchange (by merger, consolidation or otherwise) of at least a majority of the Company Interests that are then issued and outstanding to a Person who is not an Affiliate of the Company or the Dragging Members (a “Third Party”) or (y) a sale or exchange by the Company and its Subsidiaries to a Third Party of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole, then each Member other than the Dragging Members (the “Drag-Along Members”) hereby agrees that such

Member shall (A) waive any appraisal rights that it would otherwise have in respect of the Drag-Along Sale (as defined below), (B) vote for, approve and otherwise consent to and raise no objection against (and instruct any Directors appointed by such Drag-Along Members to vote for, approve and otherwise consent to and raise no objection against) the Drag-Along Sale, (C) Transfer to or exchange with such Third Party, subject to the other provisions of this Section 9.2, on the terms approved by the Dragging Members in respect of their Company Interests to be sold or exchanged in the transaction, including time of payment, amount, form and choice of consideration and adjustments to purchase price, that number of Company Interests equal to the number outstanding Company Interests owned by such Member immediately prior to the Drag-Along Sale multiplied by the aggregate percentage of Company Interests to be sold in the Drag-Along Sale (if structured as a sale or exchange of equity), and (D) take any other action in connection with the Drag-Along Sale as may be reasonably requested by the Dragging Members.  Each Drag-Along Member agrees to cooperate in connection with the consummation of a Drag-Along Sale, including the execution of such agreements, stock powers and other related documents as may be required to effect the Drag-Along Sale.  Notwithstanding the foregoing, no Drag-Along Member which receives all cash in an amount meeting the requirement of this Section 9.2(a) shall have any right whatsoever hereunder to invest in any Third Party or to retain or receive any securities of the Company or securities of any Third Party acquiring the Company (and the condition set forth in this Section 9.2(a) shall be deemed satisfied) even if other Members are granted a right to invest in any entity acquiring the Company or to retain or receive any securities of the Company or to exchange securities of the Company for securities of any entity acquiring the Company.

(b)           Exercise of Drag-Along Rights; Notices; Certain Conditions of Drag-Along Sales.

(i)            The Dragging Members will promptly give notice (the “Drag-Along Notice”) to the Company (which will promptly give notice to the Drag-Along Members) of any proposed Transfer giving rise to the rights of the Dragging Members set forth in this Section 9.2 (a “Drag-Along Sale”) not less than ten (10) Business Days prior to the proposed closing date for such Drag-Along Sale.  The Drag-Along Notice will set forth the number of Company Interests proposed to be Transferred in the Drag-Along Sale, the identity of the proposed transferee or acquiring Person, the proposed amount and form of consideration, the number of Company Interests sought and the other material terms and conditions of the offer.

(ii)           Each Drag-Along Member (x) shall agree to the same covenants as the Dragging Member agrees to in connection with the Drag-Along Sale (provided that no Drag-Along Member shall be required to agree to any covenant not to compete or any covenant that would bind or restrict any Affiliate of a Drag-Along Member that is not itself a Member), (y) shall be obligated to join individually and ratably (and not jointly and severally) on a pro rata basis (based on the proceeds to be received by such Drag-Along Member in connection with the Drag-Along Sale but that in no event exceeds the amount of consideration otherwise received by the Drag-Along Member in connection with such Drag-Along Sale) in any pro rata indemnification that the Dragging Members agree to provide in connection with the Proposed Sale (provided that no Drag-Along Member shall be required to share in any indemnification obligations relating to a breach of a representation, warranty or covenant relating solely to another Member or such other Member’s Company Interests, such as with respect to title to Company Interests or authorization of a Member to enter into transaction agreements (such obligations to be borne solely by the other Member)) and (z) shall make such representations and warranties concerning itself and the Company Interests to be sold by it in connection with such Drag-Along Sale as each Dragging Member makes with respect to itself and its Company Interests (and provide sole indemnity with respect thereto consistent with any indemnification provided by each Dragging Member with respect to its representations and warranties).

(iii)          Each Drag-Along Member will be responsible for funding its proportionate share (based on the proceeds to be received by each Member in connection with the Drag-Along Sale) of any adjustment in purchase price or escrow arrangements in connection with the Drag-Along Sale and for its proportionate share of any withdrawals from any such escrow, including any such withdrawals that are made with respect to claims arising out of agreements, covenants, representations, warranties or other provisions relating to the Drag-Along Sale and shall receive its proportionate share of any upward adjustment in purchase price or release of funds to the Members from any escrow arrangement in connection with the Drag-Along Sale.

(iv)          Each Drag-Along Member will be responsible for its proportionate share (based on the proceeds to be received by each Member in connection with the Drag-Along Sale) of the Costs of the Drag-Along Sale.  The Dragging Members shall be entitled to estimate in their reasonable, good faith judgment each Drag-Along Member’s proportionate share of such Costs and to withhold such amounts from payments to be made to each Drag-Along Member at the time of closing of the Drag-Along Sale; provided that (i) such estimate shall not preclude the Dragging Members from recovering additional amounts from the Drag-Along Members in respect of each Drag-Along Member’s proportionate share of such Costs and (ii) the Dragging Members shall reimburse each Drag-Along Member to the extent actual amounts are ultimately less than the estimated amounts.

(c)           Closing of Drag-Along Sale.

(i)            At the closing of such Drag-Along Sale, if the Company Interests are certificated and if so requested by the Dragging Members, each of the Drag-Along Members shall deliver certificates evidencing the Company Interests then held by it which are to be sold in connection with such sale, duly endorsed for transfer or accompanied by interest powers executed in blank, against payment of the purchase price therefor by check or wire transfer to the account or accounts specified by such Drag-Along Member.

(ii)           If the Drag-Along Sale is not consummated within 180 days from the date of the Drag-Along Notice, the Dragging Members must deliver another Drag-Along Notice in order to exercise its rights under this Article IX with respect to such Drag-Along Sale.

(d)           Power of Attorney.  Each Drag-Along Member hereby appoints each Dragging Member as such Drag-Along Member’s attorney-in-fact, agent and representative with respect to such action to be taken by such Member set forth in this Section 9.2.  Each such power-of-attorney granted hereby is coupled with an interest and shall be irrevocable (except as set forth in the last sentence of this Section 9.2(d)) by any Drag-Along Member in any manner or for any reason.  This authority granted to the Dragging Members shall not be affected by the death, illness, dissolution, disability, incapacity, bankruptcy, insolvency or other inability to act of any Member pursuant to any applicable law.  Pursuant to this power of attorney, the Dragging Members have full power and authority to act on each Drag-Along Member’s behalf with respect to (and subject to the terms and conditions of) the matters specified in this Section 9.2 and the Dragging Members are authorized to make the Drag-Along Member party to any shareholder, investor rights, voting, registration rights or other similar agreements to be entered into in connection with any Drag-Along Sale.  For the avoidance of doubt, if the applicable Drag-Along Sale is not consummated within 180 days from the date of the Drag-Along Notice, all authority, power and rights granted pursuant to this Section 9.2(d) shall be revoked, rescinded and terminated with respect to such Drag-Along Sale until the Dragging Members deliver another Drag-Along Notice in accordance with this Section 9.2 with respect to the Drag-Along Sale.

9.3.         Put and Call Rights.

(a)           Put Rights.  On and after the third anniversary of the date of this Agreement, during each Put Valuation Request Period, WCAS shall have the right to send one (1) written notice to the Company (with a copy to SEM) requesting that the Company engage an Investment Bank to determine the Company Enterprise Value and Put Price Per Interest in accordance with Section 9.3(e) hereof (each, a “Put Valuation Request”).  Following delivery of a Put Valuation Request, the Company shall instruct the Investment Bank selected pursuant to Section 9.3(e) to calculate the Company Enterprise Value and Put Price Per Interest in accordance with Section 9.3(e) hereof. During the ten (10) day period following SEM’s and WCAS’s receipt of a written notice from the applicable Investment Bank that sets forth such Investment Bank’s determination of the Company Enterprise Value and Put Price Per Interest in accordance with Section 9.3(e), WCAS may elect, in its sole and absolute discretion, to sell to SEM a number of Company Interests up to WCAS’s Put Cap at a price per Company Interest equal to the Put Price Per Interest (each, a “WCAS Put Exercise”).  Any WCAS Put Exercise shall be made by delivery of a written notice by WCAS to SEM and the Company during such ten (10) day period (each, a “WCAS Put Exercise Notice”), which WCAS Put Exercise Notice shall indicate the number of Company Interests that WCAS wishes to sell to SEM subject to WCAS’s Put Cap.  Following proper delivery of a WCAS Put Exercise Notice, the Company shall promptly notify each Class A Member (other than WCAS) and Class B Member of the WCAS Put Exercise in writing (each, a “WCAS Put Notification”), and each Class A Member (other than WCAS) and Class B Member, during the ten (10) day period following such Member’s receipt of such WCAS Put Notification, may elect, in its sole and absolute discretion, to sell to SEM a number of Company Interests up to the product of such Member’s Put Cap and the Applicable Percentage, in each case at a price per interest equal to the Put Price Per Interest (each, an “Additional Put Exercise” and together with a WCAS Put Exercise, each a “Put Exercise”).  For the avoidance of doubt, if WCAS does not deliver a WCAS Put Exercise Notice during an applicable period, no other Member may deliver an Additional Put Exercise Notice or otherwise sell any Company Interests in connection with the put rights described in this Section 9.3(a) for such period.  Any Additional Put Exercise shall be made by delivery of a written notice by the applicable Member to SEM and the Company during the ten (10) day period following such Member’s receipt of the WCAS Put Notification (each, an “Additional Put Exercise Notice” and together with a WCAS Put Exercise Notice, each a “Put Exercise Notice”), which Additional Put Exercise Notice shall indicate the number of Company Interests that such Member wishes to sell to SEM subject to such Member’s Put Cap; provided however that, with respect to Class B Members, such Member may only elect to sell vested Class B Interests to SEM and for only so long as such Member is an employee of the Company or one of its Subsidiaries.  In connection with each Put Exercise, (x) SEM shall purchase, and the applicable Class A Member or Class B Member shall sell, the applicable Company Interests no later than forty five (45) days following delivery of the applicable Put Exercise Notice and (y) SEM shall pay the applicable purchase price at the closing by one of the following methods determined in SEM’s sole and absolute discretion: (A) wire transfer of immediately available funds, (B) the issuance of shares of SEM Common Stock (valued at the 21 trading day volume-weighted average sales price of such shares for the period beginning ten (10) trading days immediately preceding the first public announcement of the Put Exercise and ending on the tenth (10th) trading day immediately following such announcement) or (C) a combination thereof; provided that each Member delivering a Put Exercise Notice shall be paid in the same relative mix of cash and SEM Common Stock.  Each Member hereby acknowledges that the issuance of any shares of SEM Common Stock that are paid to such Member pursuant to the immediately preceding sentence will not be registered under applicable securities laws (other than as required by Section 9.3(d)).

(b)           Call Rights.  On and after the fifth anniversary of the date of this Agreement, during each Call Valuation Request Period, SEM shall have the right to send a written notice to the Company (with a copy to WCAS) requesting that the Company engage an Investment Bank to determine the Company Enterprise Value and Call Price Per Interest in accordance with Section 9.3(e) (each, a “Call Valuation Request”).  Following delivery of a Call Valuation Request, the Company shall instruct the Investment Bank selected pursuant to Section 9.3(e) to calculate the Company Enterprise Value and Call Price Per Interest in accordance with Section 9.3(e).  During the ten (10)

day period following SEM’s and WCAS’s receipt of a written notice from the applicable Investment Bank that sets forth such Investment Bank’s determination of the Company Enterprise Value and Call Price Per Interest in accordance with Section 9.3(e), SEM may elect, in its sole and absolute discretion, to purchase from the Class A Members and Class B Members all or less than all of such Members’ Company Interests at a price per interest equal to the Call Price Per Interest (each, a “Call Exercise”); provided that SEM shall purchase the same relative proportion of each such Member’s Company Interests in connection with any Call Exercise.  Any Call Exercise shall be made by delivery during such ten (10) day period of a written notice by SEM to the Class A Members and Class B Members (each, a “Call Exercise Notice”), which Call Exercise Notice shall indicate the number of Company Interests that SEM wishes to purchase from such Members.  In connection with each Call Exercise, (x) SEM shall purchase, and the applicable Members shall sell, the applicable Company Interests no later than forty five (45) days following delivery of the applicable Call Exercise Notice and (y) SEM shall pay the applicable purchase price at the closing by one of the following methods determined in SEM’s sole and absolute discretion: (A) wire transfer of immediately available funds, (B) the issuance of shares of SEM Common Stock (valued at the 21 trading day volume-weighted average sales price of such shares for the period beginning ten (10) trading days immediately preceding the first public announcement of the Call Exercise and ending on the tenth (10th) trading day immediately following such announcement) or (C) a combination thereof; provided that each Class A Member and Class B Member shall be paid in the same relative mix of cash and SEM Common Stock.  Each Member hereby acknowledges that the issuance of any shares of SEM Common Stock that are paid to such Member pursuant to the immediately preceding sentence will not be registered under applicable securities laws (other than as required by Section 9.3(d)).

(c)           SEM COC Put Right.  During the sixty (60) day period following a Qualifying SEM Change of Control, WCAS shall have the right to send a written notice to the Company (with a copy to SEM) requesting that the Company have an Investment Bank determine the Company Enterprise Value and Put Price Per Interest in accordance with Section 9.3(e) (each, an “SEM COC Valuation Request”).  Following delivery of an SEM COC Valuation Request, the Company shall instruct the Investment Bank selected pursuant to Section 9.3(e) to calculate the Company Enterprise Value and Put Price Per Interest in accordance with Section 9.3(e).  During the ten (10) day period following SEM’s and WCAS’s receipt of a written notice from the applicable Investment Bank that sets forth such Investment Bank’s determination of the Put Price Per Interest, (i) WCAS may elect, in its sole and absolute discretion, to sell to SEM all (but not less than all) of the Company Interests it then owns to SEM at a price per interest equal to the Put Price Per Interest (an “SEM COC Put Exercise”) and (ii) if WCAS elects to make an SEM COC Put Exercise, each Class A Member and Class B Member shall be obligated to sell all (but not less than all) of the Company Interests that it then owns to SEM at a price per interest equal to the Put Price Per Interest.  Any SEM COC Put Exercise shall be made by delivery of a written notice by WCAS to SEM and the Company (an “SEM COC Put Exercise Notice”).  Following delivery of an SEM COC Put Exercise Notice, the Company shall promptly notify each Class A Member (other than WCAS) and Class B Member of the SEM COC Put Exercise.  In connection with an

SEM COC Put Exercise, (x) SEM shall purchase, and the applicable Members shall sell, the applicable Company Interests no later than forty five (45) days following delivery of the SEM COC Put Exercise Notice and (y) SEM shall pay the applicable purchase price at the closing by one of the following methods: (A) wire transfer of immediately available funds, (B) at the election of WCAS, but subject to the consent of the purchaser of SEM (or its assets) in the Qualifying SEM Change of Control, the same form of consideration paid in the Qualifying SEM Change of Control (with respect to any publicly traded securities, valued at the 21 trading day volume-weighted average sales price of such securities for the period beginning ten (10) trading days immediately preceding the first public announcement of the SEM COC Put Exercise and ending on the tenth (10th) trading day immediately following such announcement) or (C) at the election of WCAS, but subject to the consent of the purchaser of SEM (or its assets) in the Qualifying SEM Change of Control, a combination thereof; provided that if any non-cash consideration is paid to the extent permitted by this sentence, each Member shall be paid in the same relative mix of cash and form of consideration paid in the Qualifying SEM Change of Control.  Each Member hereby acknowledges that the issuance of any securities that are paid to such Member pursuant to the immediately preceding sentence will not be registered under applicable securities laws and will therefore be subject to transfer restrictions under applicable securities laws.

(d)           Resale of SEM Common Stock.

(i)            If in connection with any Put Exercise or Call Exercise, SEM shall elect to pay any of the applicable purchase price in shares of SEM Common Stock, Select Holdings shall promptly file with the SEC (in no event later than thirty (30) days following the issuance of such shares of SEM Common Stock), and use its commercially reasonable efforts to cause to become and remain effective for so long as the applicable Class A Member or Class B Member holds such shares of SEM Common Stock, an effective resale registration statement (the “Resale Registration Statement”) to register the resale of all such shares of SEM Common Stock; provided, however, that Select Holdings shall not be required to file or maintain a Resale Registration Statement with respect to any shares of SEM Common Stock when (A) a registration statement with respect to the sale of such shares shall have become effective under the Securities Act and all such securities shall have been disposed of in accordance with such registration statement, (B) (but only so long as) all such shares may be sold pursuant to Rule 144 (or any successor provision) under the Securities Act free of any restrictions on transfer (including volume limitations) or (C) all such shares shall have ceased to be outstanding.

(ii)           Notwithstanding anything to the contrary contained herein, if there is a possible acquisition or business combination or other transaction, business development or event involving Select Holdings or any of its Subsidiaries that, upon the advice of counsel, would require disclosure in the Resale Registration Statement and Select Holdings determines in the exercise of its good faith judgment and not for the purpose of avoidance of its obligations under this

Section 9.3 that such disclosure is not in the best interest of Select Holdings or its stockholders or obtaining any financial statements relating to any such acquisition or business combination required to be included in the Resale Registration Statement would be impracticable or would make any statement in the Resale Registration Statement untrue in any material respects, then Select Holdings shall be entitled to delay the filing of the Resale Registration Statement until the termination of the condition giving rise to such delay; provided, however, that Select Holdings shall not be permitted to exercise the rights in this Section 9.2(d)(ii) for a period or periods not to exceed ninety (90) days in the aggregate in any three hundred sixty-five (365) day period.

(iii)          Select Holdings shall not be required to register or qualify any SEM Common Stock issued pursuant to this Section 9.3(d) under any state securities or “blue sky” laws of such jurisdiction other than as it deems necessary in connection with the chosen method of distribution or to take any other actions or do any other things other than those it reasonably deems necessary or advisable to consummate such distribution, and Select Holdings shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service or process in any such jurisdiction.

(iv)          In connection with the resale, Select Holdings may require a Class A Member or Class B Member to furnish to Select Holdings such information regarding such Class A Member or Class B Member, as applicable, and the distribution of such securities as Select Holdings may from time to time reasonably request in writing.

(v)           Select Holdings shall promptly notify each Class A Member and Class B Member when Select Holdings becomes aware of (a) the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such Resale Registration Statement or (b) the happening of any event as a result of which the Resale Registration Statement, as then in effect, the prospectus related thereto or any document included therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (and such Member shall forthwith discontinue disposition of SEM Common Stock pursuant to the registration statement covering such securities until such Member’s receipt of the copies of the supplemented or amended prospectus), and as promptly as reasonably practicable thereafter, Select Holdings shall prepare and file with the SEC, and furnish without charge to such Members, an amendment or supplement to the Resale Registration Statement or prospectus, which shall correct such misstatement or omission or effect such compliance.

(e)           In the event a Put Valuation Request, Call Valuation Request or an SEM COC Valuation Request is made pursuant to the terms of this Section 9.3, the Investment Bank shall determine the Company Enterprise Value and the Put Price Per Interest or Call Price Per Interest, as applicable, for all purposes of this Agreement, and such determinations shall be binding on all the Members and the Company.  WCAS and SEM shall mutually agree on an Investment Bank to make such determinations within five (5) Business Days following delivery of the Put Valuation Request, Call Valuation Request or SEM COC Valuation Request, as applicable.  The selected Investment Bank shall be instructed to use its commercially reasonable efforts to deliver its determinations within forty five (45) days of its engagement.  When making the determinations pursuant to this Section 9.3(e) with respect to a Put Valuation Request, Call Valuation Request or an SEM COC Put Valuation Request, (i) the Investment Bank shall calculate EBITDA and (ii) the applicable period for the calculation of EBITDA shall be the twelve (12) calendar month period ended on the last day of the most recent calendar month for which month-end financial statements are available at the time of the delivery of the Put Valuation Request, Call Valuation Request or SEM COC Put Valuation Request, as applicable, and such calculation shall be based on the Company’s monthly financial statements for each month in the applicable twelve (12) calendar month period, in each case prepared in accordance with GAAP and consistent with the Company’s historical accounting methodologies, policies and procedures.  The Company will provide such access to its books, records and personnel as is necessary to allow the Investment Bank to make such determinations.  The fees and expenses of the Investment Bank will be borne by the Company.

(f)            On the True Up Date of a Member, in addition to the payments of the Call Price Per Interest or Put Price Per Interest due to such Member on such date, SEM shall pay to such Member in cash its True Up Amount (as defined below), if any, with respect to any previous Put Exercises by such Member or Call Exercise by SEM prior to the True Up Date.   For purposes of this Section 9.3(f),

(i)            “Disregarded Securities” means, with respect to any prior determination of Put Price Per Interest or Call Price Per Interest, any unvested Class B Interests or unvested Class B Interests underlying in-the-money Options or Convertible Securities that (x) were outstanding at the time of, and included in, the number of Fully Diluted Company Interests used in such calculation of Put Price Per Interest or Call Price Per Interest, and (y) were subsequently forfeited and are no longer outstanding on the True Up Date (other than Options or Convertible Securities that were exercised by the applicable Member on the True Up Date);

(ii)           “True Up Amount” means, with respect to any prior Put Exercise by a Member or Call Exercise by SEM, the excess of (x) the aggregate amount that would have been paid to a Member in connection with such prior Put Exercise or Call Exercise if both (A) any Disregarded Securities had not been included in the calculation of Fully Diluted Company Interests used in the calculation of Put Price Per Interest or Call Price Per Interest with respect to such

Put Exercise or Call Exercise and (B) the exercise price of any Disregarded Securities had not been included in clause (iii) of the definition of the Company Equity Value used in the calculation of Put Price Per Interest or Call Price Per Interest with respect to such Put Exercise or Call Exercise, over (y) the aggregate amount (whether in the form of cash or SEM Common Stock) actually paid to such Member in connection with the prior Put Exercise or Call Exercise; and

(iii)          “True Up Date” means, with respect to a Member, the first date on which any of the following occur: (a) consummation of the transactions contemplated by any Call Exercise that result in such Member no longer owning any Company Interests, (b) consummation of the transactions contemplated by the SEM COC Put Exercise that result in such Member no longer owning any Company Interests, and (c) consummation of the transactions contemplated by any Put Exercise that result in such Member no longer owning any Company Interests.

9.4.         Preemptive Rights.

(a)           Grant of Preemptive Rights.  Subject to the terms and conditions of this Agreement, the Company hereby grants to each Qualified Member the right to purchase such Qualified Member’s Proportionate Percentage (as hereinafter defined) of any Company Equity Securities to be issued in any future Eligible Issuance (as hereinafter defined).  For the purposes of this Section 9.4, the following terms shall have the meanings set forth below:

“Proportionate Percentage” means, with respect to any Qualified Member as of any date, the result (expressed as a percentage) obtained by dividing (i) the number of Company Interests owned by such Qualified Member as of such date by (ii) the total number of Company Interests owned by all Qualified Members as of such date; provided, that, for purposes of determining the Proportionate Percentage of a Qualified Member, such Qualified Member, at its election, shall be deemed to own all Company Interests held by its Permitted Transferees as of the date of determination and the applicable Permitted Transferee shall be deemed not to own any such Company Interests for such purposes.

“Eligible Issuance” means the issuance by the Company to any Person or Persons (including any of the Members), for cash, cash equivalents, property or indebtedness, of any Company Equity Securities, other than an issuance by the Company of:

(i)            Company Interests pursuant to the Subscription Agreement;

(ii)           Class B Interests or options to purchase Class B Interests in connection with or pursuant to a management equity plan approved by the Board;

(iii)          Company Equity Securities as consideration in any bona fide business acquisition by the Company or any Subsidiary thereof, whether by merger, consolidation, purchase of assets or otherwise;

(iv)          Company Equity Securities upon the exercise, exchange or conversion of outstanding Options or Convertible Securities;

(v)           Company Equity Securities in a Public Offering; or

(vi)          Company Equity Securities as a dividend or distribution on (or payment of accrued yield in respect of) the outstanding securities or in connection with any splits, reclassifications, recapitalizations, consolidations or similar events affecting the securities.

(b)           Notice of Eligible Issuance.  The Company shall, before issuing any Company Equity Securities in an Eligible Issuance, give written notice thereof to each Qualified Member.  Such notice shall specify the Company Equity Securities the Company proposes to issue, the proposed date of issuance, the consideration that the Company intends to receive therefor and all other material terms and conditions of such proposed issuance.  For a period of ten (10) Business Days following the date of such notice, each Qualified Member shall be entitled, by written notice to the Company, to elect to purchase all or any part of such Qualified Member’s Proportionate Percentage of the Company Equity Securities being sold in the Eligible Issuance; provided, that if two or more securities shall be proposed to be sold as a “unit” in an Eligible Issuance, any such election must relate to such unit of securities.  To the extent that elections pursuant to this Section 9.4 shall not be made with respect to any Company Equity Securities included in an Eligible Issuance within such ten (10) Business Day period, then the Company may issue such Company Equity Securities, but only for consideration not less than, and otherwise on terms no less favorable to the Company in any material respect than, those set forth in the Company’s notice and only within ninety (90) days after the end of such ten (10) Business Day period.  In the event that any such offer is accepted by one or more Qualified Members, the Company shall sell to such Qualified Member or Qualified Members, and such Qualified Member or Qualified Members shall purchase from the Company, for the consideration and on the terms set forth in the notice as aforesaid, the Company Equity Securities that such Qualified Member or Qualified Members shall have elected to purchase and the Company may sell the balance, if any, of the Company Equity Securities it proposed to sell in such Eligible Issuance in accordance with the immediately preceding sentence.  Notwithstanding anything to the contrary contained above, if the Board shall have determined that it is in the best interests of the Company to proceed with an Eligible Issuance prior to providing the notices required by this Section 9.4 or affording each of the Qualified Members its preemptive rights in strict compliance with this Section 9.4, the Company shall be permitted to first consummate such issuance and thereafter deliver such notices and afford the Qualified Members an opportunity to exercise their preemptive rights hereunder so long as (i) such notices are delivered and such preemptive rights offer is conducted as soon as practicable thereafter, (ii) such offer is structured such that the rights of the Qualified Members hereunder are not prejudiced in any material respect thereby and (iii) the number of Company Equity Securities that are so offered to each Qualified Member is no less than the number that would have been offered to such Qualified Member had all Company Equity Securities been offered together as a single Eligible Issuance in accordance with this Section 9.4.

ARTICLE X
AMENDMENTS TO LIMITED LIABILITY COMPANY AGREEMENT

10.1.       Amendments.

(a)           This Agreement shall not be amended nor any provision hereof waived without the written consent of SEM and, for so long as the WCAS Members own at least one (1) Company Interest, WCAS; provided that notwithstanding the foregoing,  the Board shall have the power, without the consent of the Members, to amend this Agreement as may be required to reflect the admission, substitution, termination, or withdrawal of Members that is otherwise made in accordance with the terms of this Agreement.  The Board shall provide reasonably prompt written notice to the Members when any action under this Section 10.1(a) is taken.

(b)           Notwithstanding anything in Section 10.1(a) to the contrary, this Agreement shall not be amended nor any provision hereof waived without the written consent of a Member if such amendment by its express terms would have a disproportionate and materially adverse effect on the rights, obligations, powers or interests (economic or otherwise) of such Member relative to the other Members.

(c)           Each Member agrees to be bound by each and every amendment adopted in accordance with this Agreement even if such Member did not execute such amendment.

ARTICLE XI
QUALIFIED MEMBER INFORMATION, ACCESS AND MANAGEMENT RIGHTS; CONSOLIDATION; EXPENSES

11.1.       Qualified Member Information Rights.  The Company shall provide to each Qualified Member, by electronic means or otherwise, (a) annual audited consolidated financial statements within 90 days of the end of the Company’s fiscal year, (b)  unaudited consolidated financial statements (including a balance sheet, statement of operations and statement of members’ equity) for each of the Company’s first three fiscal quarters within 45 days of the end of each such quarter, each prepared in accordance with GAAP, (c) within 30 days after the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any material revisions of such budget, and (d) any other consolidated financial statements, budgets or projections provided to the lenders of the Company and its Subsidiaries promptly after delivery of such financial information to such lenders.

11.2.       Contractual Management Rights.  With respect to each Qualified Fund Member, from the date of this Agreement (or from such later date as a Qualified Fund Member becomes a Member hereunder) until the earliest of (i) the first date on which such Qualified Fund Member no longer holds any Company Interests, (ii) the date of the Initial Public Offering of the common equity of the Company and (iii) the first date on which such Qualified Fund Member is no longer intended to qualify as a venture capital operating company under United States Department of Labor Regulations published at 29 C.F.R. Section 2510.3-101(d)(3)(i), such Qualified Fund Member shall be entitled to the following contractual management rights relating to the Company and its Subsidiaries:

(a)           Such Qualified Fund Member shall have the right to meet with the management personnel of the Company and its Subsidiaries on a regular basis and from time to time during normal business hours and upon reasonable notice to the Company or the applicable Subsidiary for the purpose of consulting with, and making recommendations to the management of the Company or its Subsidiaries or obtaining information regarding, the Company’s or any of its Subsidiaries’ operations, activities and prospects and expressing its views and recommendations thereon.

(b)           Such Qualified Fund Member shall have the right to receive copies of (but only to the extent available), within a reasonable time after its written request therefor, all financial statements (including balance sheets, profit and loss and cash flow statements), budgets, financial forecasts and projections and other financial information relating to the Company or its Subsidiaries; provided that the Company shall not be required to provide such information if the provision thereof would result in the waiver of the attorney-client or any other privileges.

11.3.       Consolidation.  The Company acknowledges that SEM intends to consolidate the financial results of the Company with the other financial results of SEM in accordance with GAAP.  If there is a change in applicable law, regulations, or accounting principles with respect to such consolidation, or if SEM receives a written opinion from its outside auditor such that this Agreement must be modified for SEM to consolidate the financial results of the Company with the other financial results of SEM, then SEM will provide written notice to WCAS and the Company stating the modifications that it believes are necessary to achieve such consolidation, and upon receipt of such notice, SEM and WCAS shall promptly conduct good faith discussions to seek to amend this Agreement to reorganize and restructure the governance structure in a way that is mutually acceptable to SEM and WCAS to achieve consolidation.

11.4.       Confidentiality.  Each Qualified Member acknowledges that any and all information provided to any Qualified Member pursuant to the terms of this Article XI shall be Confidential Information (as defined in Section 12.1(d)) and be subject to the provisions of Section 12.1.

11.5.       Expenses.  The Company shall pay or reimburse any Member for (a) compensation for third party accounting, administrative, legal, technical, management and other services rendered to the Company or any Subsidiary of the Company, (b) any amounts owed and payable by the Company or any Subsidiary of the Company under the Tax Sharing Agreement or the Shared Services Agreement and (c) any out-of-pocket costs or expenses of SEM or WCAS or their applicable Affiliates incurred in connection with the negotiation, financing and consummation of, the Transactions and this Agreement.  The Company shall also assume, and pay when due, all reasonable out of pocket expenses of the Directors for attending meetings of the Board in person.

ARTICLE XII
GENERAL PROVISIONS

12.1.       Confidentiality.

(a)           Each Member agrees that it will not use at any time any Confidential Information (as hereinafter defined) of which any such Member is or becomes aware except in connection with its investment in the Company (except that Members who are directors, officers or employees of the Company or its Subsidiaries shall also be permitted to use such Confidential Information in connection with the performance of their duties as directors, officer or employees).

(b)           Each Member further agrees that the Confidential Information will be kept strictly confidential and will not be disclosed by it or its Representatives (as defined below), except (i) as required by applicable law, regulation or legal process or in response to any inquiry from a regulatory authority having jurisdiction over such Member or the Company, and only after compliance with Section 12.1(c) and (ii) that it may disclose the Confidential Information or portions thereof to those of its officers, employees, managers, directors, members, general and limited partners, advisors and other agents and representatives (the persons to whom such disclosure is permissible being “Representatives”) who need or are required to know such information in connection with the investment by the Member in the Company or performance and compliance with the Shared Services Agreement or the Tax Sharing Agreement; provided that such Representatives (x) are informed of the confidential and proprietary nature of the Confidential Information and (y) have agreed to or are otherwise obligated to maintain the confidentiality of the Confidential Information in a manner consistent with the provisions of this Article XII.  Each Member agrees to be responsible for any breach of this Article XII by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against such Representatives with respect to any such breach).

(c)           If any Member or Representative thereof becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, such Member or Representative shall provide the Company with prompt and, if possible, prior written notice of such requirement to disclose such Confidential Information.  Upon receipt of such notice, the Company may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, such Member and its Representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by counsel to such Member) and shall take all reasonable steps to preserve the confidentiality of the Confidential Information.  In addition, neither such Member nor its Representative will oppose any action (and such Member and its Representatives will, if and to the extent requested by the Company and legally permissible to do so, cooperate with and assist the Company, at the Company’s expense and on a reasonable basis, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d)           As used herein, “Confidential Information” means oral and written information concerning the Company and its Subsidiaries and Affiliates furnished to any Member or Representative thereof by or on behalf of the Company or its Representatives (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by any Member or any Representative thereof containing or based in whole or in part on any such furnished information.  The term “Confidential Information” does not, with respect to any Member, include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by such Member or its Representative in violation hereof), (ii) is or becomes available to such Member on a nonconfidential basis from a source other than the Company or its Representatives provided that such source was not known by such Member to be prohibited from disclosing such information to such Member by a legal, contractual or fiduciary obligation, or (iii) such Member includes in its filings under the Exchange Act or Securities Act.

12.2.       Notices.  Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission).  Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) the first Business Day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service during a Business Day (and otherwise two (2) Business Days after it is so deposited), (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (New York City time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (New York City time) on any Business Day or on any day other than a Business Day or (iv) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to the Company, to it:

c/o Select Medical Corporation

4717 Gettysburg Road

Mechanicsburg, PA 17088

Attention:  Michael E. Tarvin

Facsimile:  (717) 412-9142

if to any Member, to such Member at the address set forth opposite such Member’s name on Schedule I hereto

12.3.       Successors.  This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Members, and their legal representatives, heirs, successors and permitted assigns, subject to the restrictions and provisions on Transfer set forth in this Agreement and except as expressly herein otherwise provided.

12.4.       Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware without regard to any conflict of laws rules thereof.

12.5.       Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.  Delivery of executed signature pages hereof by facsimile transmission or portable document format (pdf) shall constitute effective and binding execution and delivery of this Agreement.

12.6.       Remedies.  The Company and each Member shall be entitled to enforce their rights under this Agreement to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Member may in its sole discretion obtain from any court of law or equity of competent jurisdiction specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

12.7.       Members Not Agents.  Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as otherwise expressly provided herein, or in any manner to limit the Members in carrying on of their own respective businesses or activities.

12.8.       Entire Understanding; Etc.  This Agreement and the other agreements referred to herein together constitute the entire agreement and understanding among the Members with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and/or written or oral agreements among them with respect to the subject matter hereof.

12.9.       Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

12.10.     Construction of Agreement.

(a)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Unless the context otherwise requires: (i) “or” is disjunctive but not exclusive (i.e., “or” shall mean “and/or”), (ii) words in the singular include the plural, and in the plural include the singular, (iii) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (v) the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified and (vi) whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  Unless expressly provided to the contrary in this Agreement, any action, consent, approval, election, decision or determination to be made by the Board under or in connection with this Agreement (including any act by the Board within its “discretion” under this Agreement and the execution and delivery of any documents or agreements on behalf of any other Person), shall be in the sole discretion of the Board.  To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any other agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Board is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Board (and each Director)  shall be entitled to consider only such interests and factors as it, her or she desires, including, without limitation, its, his or her own interests and those of its, his or her Affiliates, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its “good faith” or under another express standard, the Board (and each Director) shall act under such express standard and shall not be subject to any other or different standard.

(b)           If WCAS transfers all (but not less than all) of its Company Equity Securities to a Permitted Transferee of WCAS described in clauses (i), (iii)(B) or (iii)(C) of the definition thereof in compliance with the terms of this Agreement, all references in this Agreement to WCAS (other than references in this Section 12.10(b)) shall mean such Permitted Transferee, and any right or action that may be taken at the election of WCAS may thereafter be taken only at the election of such Permitted Transferee.

12.11.     Third Party Beneficiaries.  Except as set forth in Section 4.4 and Section 4.5, nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  Except as set forth in Section 4.4 and Section 4.5, this Agreement and all conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.  Except as expressly permitted hereby, each party’s rights and obligations under this Agreement shall not be subject to assignment or delegation by any party hereto, and any attempted assignment or delegation in violation hereof shall be null and void ab initio.  Notwithstanding anything to the contrary contained in this Agreement, no Transfer shall result in WCAS transferring any of its rights and obligations that are specific to WCAS under this Agreement to any Person except as set forth in Section 12.10(b).

12.12.     Duration of Rights Under Agreement.  Each Member agrees that, at the earliest time that a Person that is a Member ceases to own any Company Interests, such Person shall cease to be a Member and shall have no continuing rights under this Agreement.

12.13.     CONSENT TO JURISDICTION.  EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH OF THE PARTIES HERETO FURTHER AGREES THAT TO THE FULLEST EXTENT PERMITTED BY LAW, SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ON SCHEDULE I HERETO SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE COURTS OF THE STATE OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.14.     WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

12.15.     Incorporation of Exhibits.  All exhibits and schedules attached hereto are incorporated herein and made a part hereof.

12.16.     Assurances.  Each of the Members shall hereafter execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective as of the date and year first above written.

The Company:

CONCENTRA GROUP HOLDINGS, LLC

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title:

MEMBERS:

SELECT MEDICAL CORPORATION

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title:

WELSH, CARSON, ANDERSON & STOWE XII, L.P.
By: WCAS XII ASSOCIATES LLC, its General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WELSH, CARSON, ANDERSON & STOWE XII DELAWARE, L.P.
By: WCAS XII ASSOCIATES CAYMAN L.P., its General Partner
By: WCAS XII ASSOCIATES LLC, its General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WELSH, CARSON, ANDERSON & STOWE XII DELAWARE II, L.P.
By: WCAS XII ASSOCIATES LLC, its General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WELSH, CARSON, ANDERSON & STOWE XII CAYMAN, L.P.
By: WCAS XII ASSOCIATES CAYMAN L.P., its General Partner
By: WCAS XII ASSOCIATES LLC, its General Partner

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WCAS XII CO-INVESTORS LLC

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather
Title: Managing Member

CRESSEY & COMPANY FUND IV LP

By: Cressey & Company GP LP, its general partner

By: Cressey & Company LLC, its general partner

By:	/s/ Bryan Cressey
Name: Bryan Cressey
Title: Member

JIM GREENWOOD

/s/ Jim Greenwood

DAN THOMAS

/s/ Dan Thomas

SELECT MEDICAL HOLDINGS CORPORATION, solely for the purposes of Sections 4.5 and 9.3(d)

By:	/s/ Martin F. Jackson
Name: Martin F. Jackson
Title: